EXHIBIT 99.2

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

EXECUTIVE SUMMARY

International Paper generated diluted earnings per share attributable to common shareholders from continuing operations and before special items of $3.06 during 2011, compared with $2.16 in 2010, and $0.94 in 2009. Diluted earnings (loss) per share attributable to common shareholders were $3.03 for 2011, compared with $1.59 for 2010 and $1.61 for 2009.

Our 2011 full-year results from continuing operations and before special charges represented our best financial results in almost two decades. 2011 benefited from margin expansion, due to increased price realizations that stayed with us throughout the year and improved mix, and excellent operations and cost management, which combined to more than offset higher input costs of $0.61 per share. We also benefited from a $0.07 increase in earnings from our Ilim joint venture in Russia, which experienced year-over-year revenue growth of 18%.

In North America, sales volumes were down slightly, but sales revenue was up moderately reflecting increased price flow through and strong margin expansion of 200 basis points. Outside the U.S., we increased earnings, but in different ways. Margins were stable, but we also saw a 6% increase in sales volumes, contributing to a 17% increase in sales revenue.

Free cash flow for 2011 was stable with 2010 at approximately $1.7 billion (see reconciliation on page 35), even though 2011 included an increase of approximately $380 million in capital expenditures. This strong free cash flow resulted in a $400 million increase in our year-end cash balance over 2010, after deducting $1.5 billion borrowed in anticipation of the acquisition of Temple-Inland, which closed on February 13, 2012. We also made a $300 million voluntary contribution to strengthen the health of our pension plan in 2011.

Diluted earnings per share attributable to common shareholders from continuing operations and before special items of $0.72 in the fourth quarter of 2011 were lower than the $0.81 in the 2011 third quarter but slightly higher than the $0.71 in the 2010 fourth quarter. Diluted earnings (loss) per share attributable

to common shareholders were $0.65 in the fourth quarter of 2011, compared with $1.08 in the third quarter of 2011 and $0.76 in the fourth quarter of 2010.

Our 2011 fourth quarter results were in line with our original expectation, as we experienced normal seasonal weakness in North America and some related downward pricing pressure, primarily in market pulp, and exports from North America in both paper and packaging. These headwinds were somewhat offset by benefits from our global balance, including seasonally stronger demand in paper sales in Brazil, Russia and Europe as well as stronger box volumes and improved margins in EMEA, and some global input cost relief in fiber and energy.

Free cash flow of $328 million generated in the 2011 fourth quarter was lower than the $561 million generated in the 2011 third quarter and the $601 million generated in the 2010 fourth quarter (see reconciliation on page 36). These decreases were partially due to an increase in capital spending of approximately $120 million over both previous periods. The decrease from the 2011 third quarter was also driven by lower earnings before interest, taxes, depreciation and amortization (EBITDA), while a decrease in cash inflows related to working capital accounted for the remainder of the decrease versus the 2010 fourth quarter.

As we have said before, we believe we are operating in an economy that is recovering, but not fully recovered. While our first quarter is always a seasonally slow period, we expect modest increases in volume in North America in the 2012 first quarter versus the 2011 fourth quarter, primarily in packaging – due to four more box shipping days – and increased exports in our papers business. The continued pass through of previously negotiated export price reductions in packaging, paper and pulp will materially impact price realizations in the first quarter. Additionally, in Brazil, seasonally weaker domestic demand will result in a greater percentage of lower-priced paper exports in the quarter which will negatively impact earnings. As to inputs, slightly higher costs in North America, primarily for wood and chemicals, will largely offset the benefit of lower overall mill outages during the quarter. Earnings for xpedx, our distribution business in the U.S., will decrease as the first quarter is a seasonally low shipment period. The contribution from our Ilim joint venture will improve based largely on a favorable currency impact, but operating earnings will be lower than in the fourth quarter reflecting lower sales prices and higher input costs. Finally, manufacturing operations and all other costs associated with the businesses will materially reduce earnings in the quarter versus the fourth quarter of 2011, primarily driven by expected one-time costs associated with the pending start-ups later this year at both our Franklin mill and the Sun joint venture in China, seasonally higher costs related to the consumption of energy and fuels, primarily due to colder weather, the absence of beneficial one-time adjustments in the 2011 fourth quarter related to company-paid benefits, and lastly, the absence of our favorable adjustments related to inventory revaluations experienced in the 2011 fourth quarter.

Earnings per share attributable to International Paper Company common shareholders before special items is a non-GAAP measure. Diluted earnings (loss) per share attributable to International Paper Company shareholders is the most direct comparable GAAP measure. The Company calculates earnings per share before special items by excluding the after-tax effect of items considered by management to be unusual from the earnings reported under GAAP. Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. The Company believes that using this information, along with the most direct comparable GAAP measure, provides for a more complete analysis of the results of operations. The following are reconciliations of earnings per share attributable to International Paper Company common shareholders before special items to diluted earnings (loss) per share attributable to International Paper Company common shareholders.

	2011	2010	2009
Earnings Per Share Before Special Items	$3.06	$2.16	$0.94
Restructuring and other charges	(0.19)	(0.59)	(2.00)
CBPR business integration costs	0	0	(0.13)
Alternative fuel mixture credits	0	0	3.32
Net gains (losses) on sales and impairments of businesses	0.08	0.03	(0.13)
Interest income	0.01	0	0
Income tax adjustments	(0.06)	(0.01)	(0.39)
Bargain purchase price adjustment recorded in equity earnings	0.02	0	0
Earnings (Loss) Per Common Share From Continuing Operations	$2.92	$1.59	$1.61
Discontinued operations	0.11	0	0
Diluted Earnings (Loss) per Common Share	$3.03	$1.59	$1.61

	Three Months Ended December 31, 2011	Three Months Ended September 30, 2011	Three Months Ended December 31, 2010
Earnings Per Share Before Special Items	$0.72	$0.81	$0.71
Restructuring and other charges	(0.03)	(0.07)	(0.07)
Net gains (losses) on sales and impairments of businesses	0	0.34	0.03
Interest income	0.01	0	0
Income tax adjustments	(0.05)	0	0.09
Diluted Earnings (Loss) per Common Share	$0.65	$1.08	$0.76

Results of Operations

Industry segment operating profits are used by International Paper’s management to measure the earnings performance of its businesses. Management believes that this measure allows a better understanding of trends in costs, operating efficiencies, prices and volumes. Industry segment operating profits are defined as earnings before taxes, equity earnings, noncontrolling interests, interest expense, corporate items and corporate special items. Industry segment operating profits are defined by the Securities and Exchange Commission as a non-GAAP financial measure, and are not GAAP alternatives to net income or any other operating measure prescribed by accounting principles generally accepted in the United States.

International Paper operates in four segments: Industrial Packaging, Printing Papers, Consumer Packaging and Distribution. Effective January 1, 2011, the Forest Products Business is no longer being reported by the Company as a separate industry segment due to the immateriality of the results of the remaining business on the Company’s consolidated financial statements.

The following table presents a reconciliation of net earnings (loss) attributable to International Paper Company to its total industry segment operating profit:

In millions	2011	2010	2009
Net Earnings (Loss) Attributable to International Paper Company	$1,322	$691	$686
Deduct – Discontinued operations:
(Gain) loss on sales or impairment	(49)	0	0
Earnings (Loss) From Continuing Operations Attributable to International Paper Company	1,273	691	686
Add back (deduct):
Income tax provision	311	221	469
Equity (earnings) losses, net of taxes	(140)	(111)	26
Net earnings attributable to noncontrolling interests	14	21	18
Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings	1,458	822	1,199
Interest expense, net	541	608	669
Noncontrolling interests / equity earnings included in operations	(10)	(15)	(23)
Corporate items	145	226	181
Special items:
Restructuring and other charges	82	70	333
Net losses (gains) on sales and impairments of businesses	0	(25)	1
	$2,216	$1,686	$2,360
Industry Segment Operating Profit
Industrial Packaging	$1,147	$826	$761
Printing Papers	872	481	1,091
Consumer Packaging	163	207	433
Distribution	34	78	50
Forest Products	0	94	25
Total Industry Segment Operating Profit	$2,216	$1,686	$2,360

Industry segment operating profits of $2.2 billion in 2011 included a net loss from special items of $253 million compared with $344 million in 2010 and a net gain of $898 million in 2009 (which included the impact of alternative fuel mixture credits). Operationally, compared with 2010, the impacts of higher sales price realizations ($611 million) and improved operating performance and a more favorable product mix ($370 million) were partially offset by lower sales volumes ($54 million), higher input costs ($381 million), lower gains from land sales ($94 million) and other items ($13 million).

The principal changes in operating profit by segment were as follows:

•

Industrial Packaging’s profits of $1.1 billion were $321 million higher as the benefits of higher average sales price realizations and favorable operating costs were partially offset by lower sales volumes and higher market-related downtime and increased distribution and freight costs. In addition, 2011 operating profits included $20 million of costs associated with the signing of an agreement to purchase Temple-Inland, while 2010 operating profits included $19 million of plant closure costs.

•

Printing Papers’ profits of $872 million were $391 million higher than in 2010. The benefits of higher sales price realizations, lower operating costs and a more favorable product mix were partially offset by higher raw material and freight costs. Operating profits in 2011 included a gain of $21 million related to the reversal of environmental reserves due to the announced repurposing of the Franklin, Virginia mill and $11 million of asset impairment costs associated with the Inverurie, Scotland mill which was closed in 2009. Operating profits in 2010 included $315 million of costs associated with the closure of the Franklin, Virginia mill.

•

Consumer Packaging’s profits of $163 million, which included costs of $201 million associated with the fixed asset impairment and sale of the Shorewood business, were $44 million lower than in 2010. The benefits from higher sales price realizations, lower operating costs and a more favorable mix of products sold were partially offset by higher raw material and freight costs.

•	Distribution’s profits of $34 million were $44 million lower than 2010 primarily due to $52 million of reorganization expenses. Higher sales price realizations and lower operating costs were mostly offset by lower sales volumes.

•	Forest Products had a profit of $94 million in 2010 reflecting a $39 million gain on a mineral rights sale and a $50 million gain on land sales.

Corporate items, net, of $145 million of expense in 2011 were lower than the $226 million of expense in 2010 due to lower supply chain initiative expenses and lower pension expense. The increase in 2010 from 2009 primarily reflects higher pension expense.

Corporate special items, including restructuring and other items and net losses on sales and impairments of businesses were a loss of $76 million in 2011 compared with a loss of $45 million in 2010 and a loss of $334 million in 2009.

Interest expense, net, was $541 million in 2011 compared with $608 million in 2010 and $669 million in 2009. The decrease in 2011 reflects lower debt levels throughout much of the year, while the decrease in 2010 reflects the repayment of $3.1 billion of debt in 2009.

A net income tax provision of $311 million was recorded for 2011, including a tax benefit of $222 million related to the reduction of the carrying value of the Shorewood business and the write-off of a deferred tax liability associated with Shorewood, a $24 million expense related to internal restructurings, a $9 million expense for costs associated with our acquisition of a majority interest in Andhra Pradesh Paper Mills Limited, a $13 million benefit related to the release of a deferred tax asset valuation allowance and a $2 million expense for other items. The 2010 income tax provision of $221 million includes a $14 million tax expense for an incentive compensation deferred tax write-off, a $32 million tax expense for a Medicare Part D deferred tax write-off and a $40 million net tax benefit related to cellulosic bio-fuel credits. The 2009 income tax provision of $469 million includes a net $165 million provision related to 2009 special tax adjustment items. Excluding the tax effect of all special items, taxes as a percent of pre-tax earnings were 32% in 2011 and 30% in both 2010 and 2009. The higher income tax rate in 2011 reflects a higher proportion of earnings in higher tax rate jurisdictions.

Discontinued Operations

In 2011, $49 million of net income adjustments were recorded relating to prior sales of discontinued businesses.

Liquidity and Capital Resources

For the year ended December 31, 2011, International Paper generated $2.7 billion of cash flow from continuing operations compared with $1.6 billion in 2010. Capital spending for 2011 totaled $1.2 billion, or 87% of depreciation and amortization expense. Cash expenditures for acquisitions totaled $379 million, while net increases in debt totaled $1.3 billion, primarily representing debt incurred in anticipation of the Temple-Inland acquisition. Our liquidity position remains strong, supported by approximately $2.5 billion of committed credit facilities that we believe are adequate to meet future liquidity requirements. Maintaining an investment-grade credit rating for our long-term debt continues to be an important element in our overall financial strategy.

We expect to generate strong free cash flow again in 2012 and will continue our balanced use of cash through investments in capital projects, the reduction of total debt, including the Company’s unfunded pension obligation, returning value to shareholders (including the funding of our previously announced dividend increases) and strengthening our businesses through acquisitions, as appropriate.

Capital spending for 2012 is targeted at $1.5 billion, or about 102% of depreciation and amortization, including spending at the legacy Temple-Inland facilities.

Critical Accounting Policies and Significant Accounting Estimates

Accounting policies that may have a significant effect on our reported results of operations and financial position, and that can require judgments by management in their application, include accounting for contingent liabilities, impairments of long-lived assets and goodwill, pension and postretirement benefit obligations and income taxes. See pages 45 through 48 for a discussion of the Company’s critical accounting policies and significant accounting estimates.

Legal

See Note 10 of the Notes to Consolidated Financial Statements in Item 8. Financial Statements and Supplementary Data for a discussion of legal matters.

CORPORATE OVERVIEW

While the operating results for International Paper’s various business segments are driven by a number of business-specific factors, changes in International Paper’s operating results are closely tied to changes in general economic conditions in North America, Europe, Russia, Latin America, Asia and North Africa. Factors that impact the demand for our products include industrial non-durable goods production, consumer spending, commercial printing and advertising activity, white-collar employment levels, and movements in currency exchange rates.

Product prices are affected by general economic trends, inventory levels, currency movements and worldwide capacity utilization. In addition to these revenue-related factors, net earnings are impacted by various cost drivers, the more significant of which include changes in raw material costs, principally wood, recycled fiber and chemical costs; energy costs; freight costs; salary and benefits costs, including pensions; and manufacturing conversion costs.

The following is a discussion of International Paper’s results of operations for the year ended December 31, 2011, and the major factors affecting these results compared to 2010 and 2009.

RESULTS OF OPERATIONS

For the year ended December 31, 2011, International Paper reported net sales of $26.0 billion, compared with $25.2 billion in 2010 and $23.4 billion in 2009. International net sales (including U.S. exports) totaled $8.7 billion or 33% of total sales in 2011. This compares with international net sales of $7.5 billion in 2010 and $6.4 billion in 2009.

Full year 2011 net earnings attributable to International Paper Company totaled $1.322 billion ($3.03 per share), compared with net earnings of $691 million ($1.59 per share) in 2010 and $686 million ($1.61 per share) in 2009. 2011 amounts include the results of discontinued operations.

Earnings from continuing operations attributable to International Paper Company after taxes in 2011 were $1.273 billion, including $63 million of net special items charges, compared with income of $691 million, including $246 million of net special items charges in 2010, and $686 million, including $285 million of special item credits in 2009. Compared with 2010, higher sales price realizations, favorable operating performance and product mix, lower net interest expense, and decreased corporate and other items expense were partially offset by higher input costs, lower sales volumes, less income from land sales, and higher income tax expense. In addition, 2011 results included higher equity earnings, net of taxes, relating to the Company’s investment in Ilim Holdings, SA.

See Industry Segment Results on pages 29 through 35 for a discussion of the impact of these factors by segment.

Discontinued Operations

2011:

In 2011, $49 million of net income adjustments were recorded relating to prior sales of discontinued businesses, including a $30 million earnout payment received by the Company in 2011 associated with the sale of the Kraft Papers businesses in 2007 and a $15 million tax benefit for the reversal of local country tax contingency reserves, for which the related statute of limitations has now expired, plus associated interest income of $4 million recorded in 2011 related to the 2006 sale of the Brazilian Coated Papers business.

Income Taxes

A net income tax provision of $311 million was recorded for 2011, including a tax benefit of $222 million related to the reduction of the carrying value of the Shorewood business and the write-off of a deferred tax liability associated with Shorewood, a $24 million expense related to internal restructurings, a $9 million expense for costs associated with our acquisition of a majority share of Andhra Pradesh Paper Mills Limited in India, a $13 million benefit related to the release of a deferred tax asset valuation allowance, and a $2 million expense for other items. Excluding these items and the tax effect of other special items, the tax provision was $577 million, or 32% of pre-tax earnings before equity earnings.

A net income tax provision of $221 million was recorded for 2010, including a $14 million tax expense and a $32 million tax expense for incentive compensation and Medicare Part D deferred tax write-offs, respectively, and a net $40 million tax benefit related to cellulosic bio-fuel tax credits. See discussion on page 36. Excluding these items and the tax effect of other special items, the tax provision was $364 million, or 30% of pre-tax earnings before equity earnings.

A net income tax provision of $469 million was recorded for 2009, including a $156 million expense for the write-off of deferred tax assets in France, a $15 million write-off of a deferred tax asset for a recycling tax credit in the state of Louisiana, and a $26 million tax benefit related to the settlement of the 2004 and 2005 U.S. federal income tax audits. Excluding these items and the tax effect of other special items, the tax provision was $190 million, or 30% of pre-tax earnings before equity earnings.

Equity Earnings, Net of Taxes

Equity earnings, net of taxes in 2011, 2010 and 2009 consisted principally of the Company’s share of earnings from its 50% investment in Ilim Holding S.A. in Russia (see pages 34 and 35).

Corporate Items and Interest Expense

Corporate items totaled $145 million of expense for the year ended December 31, 2011 compared with $226 million in 2010 and $181 million in 2009. The decrease in 2011 from 2010 reflects lower supply chain initiative expenses and lower pension expense. The increase in 2010 from 2009 reflects higher supply chain initiative expenses and higher pension expense.

Net interest expense totaled $541 million in 2011, $608 million in 2010 and $669 million in 2009. The decrease in 2011 compared with 2010 reflects lower average debt levels. The decrease from 2010 to 2009 reflects the repayment of $3.1 billion of debt in 2009.

Net earnings attributable to noncontrolling interests totaled $14 million in 2011 compared with $21 million in 2010 and $18 million in 2009. The decrease in 2011 reflects lower earnings for Shorewood Mexico due to the impairment of the business’ fixed assets. The increase in 2010 reflects higher earnings for the International Paper & Sun Containerboard Co., Ltd. joint ventures.

Special Items

Restructuring and Other Charges

International Paper continually evaluates its operations for improvement opportunities targeted to (a) focus our portfolio on our core businesses, (b) rationalize and realign capacity to operate fewer facilities with the same revenue capability and close high cost facilities, and (c) reduce costs. Annually, strategic operating plans are developed by each of our businesses. If it subsequently becomes apparent that a facility’s plan will not be achieved, a decision is then made to (a) invest additional capital to upgrade the facility, (b) shut down the facility and record the corresponding charge, or (c) evaluate the expected recovery of the carrying value of the facility to determine if an impairment of the asset value of the facility has occurred. In recent years, this policy has led to the shutdown of a number of facilities and the recording of significant asset impairment charges and severance costs. It is possible that additional charges and costs will be incurred in future periods in our core businesses should such triggering events occur.

2011: During 2011, corporate restructuring and other charges totaling $55 million before taxes ($33 million after taxes) were recorded. These charges included:

•

a $32 million charge before taxes ($19 million after taxes) for costs related to the early extinguishment of debt (see Note 12 of the Notes to Consolidated Financial Statements in Item 8. Financial Statements and Supplementary Data),

•	an $18 million charge before taxes ($12 million after taxes) related to International Paper’s acquisition of a majority share of APPM in India, and

•	a $5 million charge before taxes ($2 million after taxes) for other items.

In addition, restructuring and other charges totaling $47 million before taxes ($33 million after taxes) were recorded in the Industrial Packaging, Printing Papers, Consumer Packaging and Distribution industry segments including:

•	a $20 million charge before taxes ($12 million after taxes) for costs associated with the signing of an agreement to acquire Temple-Inland,

•	a $24 million gain before taxes ($15 million after taxes) related to a change in the estimate of closure costs related to the Franklin, Virginia mill due to the Company’s decision to repurpose a portion of the mill to produce fluff pulp,

•	a $49 million charge before taxes ($34 million after taxes) for restructuring costs related to the Company’s xpedx business, and

•	a $2 million charge before taxes ($2 million after taxes) for other items.

2010: During 2010, corporate restructuring and other charges totaling $52 million before taxes ($32 million after taxes) were recorded. These charges included:

•

a $35 million charge before taxes ($21 million after taxes) for costs related to the early extinguishment of debt (see note 12 of the Notes to Consolidated Financial Statements in Item 8. Financial Statements and Supplementary Data),

•	an $11 million charge before taxes ($7 million after taxes) related to the write-off of an Ohio commercial activity tax receivable, and

•	a $6 million charge before taxes ($4 million after taxes) for severance and benefit costs associated with the Company’s S&A reduction initiative.

In addition, restructuring and other charges totaling $342 million before taxes ($210 million after taxes) were recorded in the Industrial Packaging, Printing Papers and Consumer Packaging industry segments including:

•	a $315 million charge before taxes ($192 million after taxes), including $236 million of noncash accelerated depreciation charges, for closure costs related to the Franklin, Virginia mill,

•	an $8 million charge before taxes ($5 million after taxes) related to the reorganization of the Company’s Shorewood Packaging operations,

•	a $7 million charge before taxes ($4 million after taxes) related to the closure of the Bellevue, Washington container facility, and

•	a $12 million charge before taxes ($9 million after taxes) for other items.

2009: During 2009, corporate restructuring and other charges totaling $333 million before taxes ($205 million after taxes) were recorded. These charges included:

•

a $185 million charge before taxes ($113 million after taxes) for costs related to the early extinguishment of debt (see Note 12 of the Notes to Consolidated Financial Statements in Item 8. Financial Statements and Supplementary Data), and

•	a $148 million charge before taxes ($92 million after taxes) for severance and benefit costs associated with the Company’s 2008 overhead reduction initiative.

In addition, restructuring and other charges totaling $1.0 billion before taxes ($648 million after taxes) were recorded in the Industrial Packaging, Printing Papers, Consumer Packaging and Distribution industry segments including:

•

a $469 million charge before taxes ($286 million after taxes), including $429 million of noncash accelerated depreciation charges, for closure costs related to the Company’s containerboard mill in Albany, Oregon,

•

a $290 million charge before taxes ($177 million after taxes), including $239 million of noncash accelerated depreciation charges, for closure costs related to the paper mill and associated operations in Franklin, Virginia,

•

a $102 million charge before taxes ($62 million after taxes), including $75 million of noncash accelerated depreciation charges, for closure costs related to the Company’s containerboard mill in Pineville, Louisiana,

•

an $82 million charge before taxes ($50 million after taxes), including $78 million of noncash accelerated depreciation charges, for costs related to the permanent shut down of a paper machine at the Company’s Valliant, Oklahoma containerboard mill,

•	a $31 million charge, before and after taxes, for severance and other costs related to the planned closure of the Company’s Etienne mill in France,

•	a $23 million charge before taxes ($28 million after taxes) for closure costs related to the Inverurie mill in Scotland, and

•	a $23 million charge before taxes ($14 million after taxes) for other items.

Impairments of Goodwill

No goodwill impairment charges were recorded in 2011, 2010 or 2009.

Net Losses (Gains) on Sales and Impairments of Businesses

Net losses (gains) on sales and impairments of businesses included in special items totaled a pre-tax loss of $218 million (a gain of $36 million after taxes and noncontrolling interests) in 2011, a pre-tax gain of $23 million ($13 million after taxes) in 2010 and a pre-tax loss of $59 million ($56 million after taxes) in 2009. The principal components of these gains/losses were:

2011: On August 22, 2011, International Paper announced that it had signed an agreement to sell its Shorewood business to Atlas Holdings, pending regulatory approval and other customary closing conditions. As a result, during 2011, net pre-tax charges of $207 million (after a $246 million tax benefit and a gain of $8 million related to a noncontrolling interest, a gain of $47 million) were recorded in the Consumer Packaging segment to reduce the carrying value of the Shorewood business to fair market value. As part of the transaction, International Paper will retain a minority interest of approximately 40% in the newly combined AGI-Shorewood business outside the U.S. Since the interest retained represents significant continuing involvement in the operations of the business, the operating results of the Shorewood business have been included in continuing operations in the accompanying consolidated statement of operations instead of Discontinued operations. The sale of the U.S. portion of the Shorewood business to Atlas Holdings closed on December 31, 2011. The sale of the remainder of the Shorewood business occurred during January 2012. The assets of the remainder of the Shorewood business, totaling $196 million at December 31, 2011, are included in Assets of businesses held for sale in current assets in the accompanying consolidated balance sheet. The liabilities of the remainder of the Shorewood business totaling $43 million at December 31, 2011 are included in Liabilities of businesses held for sale in current liabilities in the accompanying consolidated balance sheet. Additionally, approximately $33 million of currency translation adjustment was reflected in OCI related to the remainder of the Shorewood business at December 31, 2011.

Also during 2011, the Company recorded charges in the Printing Papers segment totaling $11 million (before and after taxes) to further write down the long-lived assets of its Inverurie, Scotland mill to their estimated fair value.

2010: During 2010, the Company recorded a pre-tax gain of $25 million ($15 million after taxes) as a result of the partial redemption of the 10% interest the Company retained in its Arizona Chemical business after the sale of the business in 2006. The Company received $37 million in cash from the redemption of this interest.

2009: During 2009, based on a strategic plan update of projected future operating results of the Company’s Etienne mill in France, a determination was made that the current book value of the mill’s long-lived assets exceeded their estimated fair value, calculated using the probability-weighted present value of projected future cash flows. As a result, a $56 million charge, before and after taxes, was recorded in the Company’s Industrial Packaging industry segment to write down the long-lived assets of the mill to their estimated fair value. The Etienne mill was closed at the end of November 2009.

Industry Segment Operating Profits

Industry segment operating profits of $2.2 billion in 2011 increased from $1.7 billion in 2010. The benefits of higher average sales price realizations ($611 million) and improved operating performance and a more favorable product mix ($370 million) were partially offset by the impacts of lower sales volumes and increased market-related downtime ($54 million), higher raw material costs ($381 million), lower earnings from land sales ($94 million) and other items ($13 million). Special items were a $253 million net loss in 2011 compared with a net loss of $344 million in 2010.

Market-related downtime in 2011 increased to approximately 421,000 tons from approximately 170,000 tons in 2010. In 2010 capacity was reduced by approximately 2.1 million tons associated with the permanent shutdowns of the Albany, Oregon and Pineville, Louisiana mills and the shutdown of a paper machine at our Valliant, Oklahoma mill in December 2009 and the permanent shutdown of our Franklin, Virginia mill in April 2010.

Looking ahead to the first quarter of 2012, demand for North American paper and packaging is expected to be slightly higher, while demand in Europe and Asia will likely be stable and demand for paper in

Brazil is expected to seasonally decrease. Average sales price realizations in North America are expected to be steady in the domestic paper and packaging markets, but export prices are expected to decrease. Paper prices in Europe are likely to decrease slightly, but prices for packaging should be stable. In Brazil, paper prices are expected to be steady in the domestic market, but lower for sales to export markets. Input costs in North America are expected to increase slightly for wood, energy and chemicals. Planned maintenance downtime costs should decrease in North America and be at about fourth-quarter 2011 levels in our other regions. Earnings from our xpedx distribution business are expected to decrease slightly reflecting seasonally lower sales volumes, partially offset by cost reductions resulting from the business reorganization. Equity earnings from our Ilim joint venture are expected to improve primarily due to a favorable currency impact.

DESCRIPTION OF INDUSTRY SEGMENTS

International Paper’s industry segments discussed below are consistent with the internal structure used to manage these businesses. All segments are differentiated on a common product, common customer basis consistent with the business segmentation generally used in the Forest Products industry.

Industrial Packaging

International Paper is the largest manufacturer of containerboard in the United States. Our production capacity is about 10 million tons annually. Our products include linerboard, medium, whitetop, recycled linerboard, recycled medium and saturating kraft. About 70% of our production is converted domestically into corrugated boxes and other packaging by our 127 U.S. container plants. Additionally, we recycle approximately one million tons of OCC and mixed and white paper through our 20 recycling plants. In Europe, our operations include one recycled fiber containerboard mill in Morocco and 20 container plants in France, Italy, Spain, and Morocco. In Asia, our operations include 19 container plants in China and additional container plants in Indonesia, Malaysia, Singapore, and Thailand. Our container plants are supported by regional design centers, which offer total packaging solutions and supply chain initiatives.

Printing Papers

International Paper is one of the world’s leading producers of printing and writing papers. Products in this segment include uncoated and coated papers, market pulp and uncoated bristols.

Uncoated Papers: This business produces papers for use in copiers, desktop and laser printers and digital imaging. End use applications include advertising and promotional materials such as brochures, pamphlets, greeting cards, books, annual reports and direct mail. Uncoated papers also produces a variety of grades that are converted by our customers into envelopes, tablets, business forms and file folders. Uncoated papers are sold under private label and International Paper brand names that include Hammermill, Springhill, Williamsburg, Postmark, Accent, Great White, Chamex, Ballet, Rey, Pol, and Svetocopy. The mills producing uncoated papers are located in the United States, France, Poland, Russia, Brazil and India. The mills have uncoated paper production capacity of approximately 5 million tons annually. Brazilian operations function through International Paper do Brasil, Ltda, which owns or manages approximately 325,000 acres of forestlands in Brazil.

Market Pulp: Market pulp is used in the manufacture of printing, writing and specialty papers, towel and tissue products and filtration products. Pulp is also converted into products such as diapers and sanitary napkins. Pulp products include fluff, and southern softwood pulp, as well as southern and birch hardwood paper pulps. These products are produced in the United States, France, Poland, Russia, and Brazil and are sold around the world. International Paper facilities have annual dried pulp capacity of about 1.5 million tons.

Consumer Packaging

International Paper is the world’s largest producer of solid bleached sulfate board with annual U.S. production capacity of about 1.7 million tons. Our coated paperboard business produces high quality coated paperboard for a variety of packaging and commercial printing end uses. Our Everest®, Fortress®, and Starcote® brands are used in packaging applications for everyday products such as food, cosmetics, pharmaceuticals, computer software and tobacco products. Our Carolina® brand is used in commercial printing end uses such as greeting cards, paperback book covers, lottery tickets, direct mail and point-of-purchase advertising. Our U.S. capacity is supplemented by about 350,000 tons of capacity at our mills producing coated board in Poland and Russia and by our International Paper & Sun Cartonboard Co., Ltd. joint venture in China which has annual capacity of 930,000 tons.

Shorewood Packaging Corporation produces premium packaging with high-impact graphics for a variety of markets, including home entertainment, tobacco, cosmetics, general consumer and pharmaceuticals, in 14 facilities worldwide. The sale of the U.S. portion of the Shorewood business closed on December 31, 2011. The sale of the remainder of the Shorewood business occurred during January 2012.

Our Foodservice business produces cups, lids, food containers and plates through three domestic plants and three international facilities.

Distribution

xpedx, our North American merchant distribution business, distributes products and services to a number of customer markets including: commercial printers with printing papers and graphic pre-press, printing presses and post-press equipment; building services and away-from-home markets with facility supplies; manufacturers with packaging supplies and equipment; and to a growing number of customers, we exclusively provide distribution capabilities including warehousing and delivery services. xpedx is the leading wholesale distribution marketer in these customer and product segments in North America, operating 101 warehouse locations and 76 retail stores in the U.S., Mexico and Canada.

Forest Products

International Paper sold our remaining land portfolio in 2010 and beginning in 2011 is no longer reporting Forest Products as a separate industry segment.

Ilim Holding S.A.

In October 2007, International Paper and Ilim Holding S.A. (Ilim) completed a 50:50 joint venture to operate a pulp and paper business located in Russia. Ilim’s facilities include three paper mills located in Bratsk, Ust-Ilimsk, and Koryazhma, Russia, with combined total pulp and paper capacity of over 2.6 million tons. Ilim has exclusive harvesting rights on timberland and forest areas exceeding 13 million acres (5.3 million hectares).

Products and brand designations appearing in italics are trademarks of International Paper or a related company.

INDUSTRY SEGMENT RESULTS

Industrial Packaging

Demand for Industrial Packaging products is closely correlated with non-durable industrial goods production, as well as with demand for processed foods, poultry, meat and agricultural products. In addition to prices and volumes, major factors affecting the profitability of Industrial Packaging are raw material and energy costs, freight costs, manufacturing efficiency and product mix.

Industrial Packaging net sales for 2011 increased 6% to $10.4 billion compared with $9.8 billion in 2010, and 17% compared with $8.9 billion in 2009. Operating profits were 39% higher in 2011 than in 2010 and 51% higher than in 2009. Excluding costs associated with the signing of an agreement to acquire Temple-Inland, facility closure costs and other special items, operating earnings in 2011 were 37% higher than in 2010 and 57% higher than in 2009. Benefits from higher sales price realizations ($305 million), lower operating costs ($186 million), and slightly lower planned maintenance downtime costs ($3 million) were partially offset by lower sales volumes and higher market-related downtime ($39 million), a less favorable mix ($22 million), higher raw material and freight costs ($101 million), and other items ($10 million). Additionally, operating profits in 2011 included costs associated with signing an agreement to acquire Temple-Inland of $20 million while operating profits in 2010 included plant closure costs of $19 million.

Industrial Packaging
In millions	2011	2010	2009
Sales	$10,430	$9,840	$8,890
Operating Profit	1,147	826	761

North American Industrial Packaging net sales were $8.6 billion in 2011 compared with $8.4 billion in 2010 and $7.6 billion in 2009. Operating profits in 2011 were $1.1 billion (both including and excluding costs associated with signing an agreement to acquire Temple-Inland) compared with $763 million ($776 million excluding facility closure costs) in 2010 and $791 million ($682 million excluding alternative fuel tax credits, mill closure costs and costs associated with the CBPR integration) in 2009.

Sales volumes decreased in 2011 compared with 2010 reflecting slightly weaker customer demand for boxes and lower trade sales. Average sales price realizations were significantly higher as the first half of 2011 benefitted from sales price increases for containerboard and for boxes that were implemented in the second half of 2010. Market pressures began to impact sales price realizations for export containerboard toward the end of 2011. Input costs were higher, primarily for recycled fiber, but also for chemicals, while wood and energy costs were lower. Freight costs also increased. Planned maintenance downtime costs were about the same as in 2010. Manufacturing operations improved and other operating costs were favorable due to routine inventory valuation adjustments and other administrative costs. Market-related downtime in 2011 was about 380,000 tons compared with about 130,000 tons in 2010. In 2010 capacity was reduced by about 1.5 million tons associated with the closures of our Albany, Oregon and Pineville, Louisiana mills and the idling of a paper machine at our Valliant, Oklahoma mill in December 2009. Operating earnings in 2011 included charges of $20 million for costs associated with the signing of an agreement to acquire Temple-Inland and a $2 million gain for other items while operating earnings in 2010 included $13 million for facility closure costs.

Looking ahead to 2012, sales volumes in the first quarter are expected to increase from the fourth quarter of 2011 due to a higher number of shipping days for boxes. The shipments per day should be about flat reflecting steady market demand. Average sales price realizations are expected to reflect lower prices for exported containerboard. Input costs for recycled fiber are expected to increase slightly along with higher wood and chemical costs. Planned maintenance downtime costs are expected to be about $27 million higher with outages scheduled at six mills compared with three mills in the 2011 fourth quarter. Manufacturing operating costs are expected to be about flat.

European Industrial Packaging net sales were $1.1 billion in 2011 compared with $990 million in 2010 and $980 million in 2009. Operating profits in 2011 were $66 million ($61 million excluding a gain for a bargain purchase price adjustment on an acquisition by our joint venture in Turkey and costs associated with the closure of our Etienne mill in France in 2009) compared with $70 million ($73 million before closure costs for our Etienne mill) in 2010 and a loss of $30 million (a gain of $57 million excluding closure costs for our Etienne mill) in 2009.

Sales volumes in 2011 were slightly higher than in 2010 reflecting increased demand for packaging in the agricultural markets due to stronger fruit and vegetable seasons and improved demand for pack-

aging in some industrial markets. Average sales margins decreased as cost increases for kraft and recycled containerboard exceeded box sales price increases. Other input costs were higher, primarily for energy, but operating costs were favorable.

Entering the first quarter of 2012, sales volumes are expected to be stable reflecting increased demand in agricultural markets, while industrial markets are expected to be affected by the general economic environment in Europe. Average sales margins are expected to improve due to lower input costs for containerboard. Other input costs should be about flat. Operating costs are expected to be higher.

Asian Industrial Packaging net sales and operating earnings include the results of SCA Packaging since the acquisition on June 30, 2010, including the impact of incremental integration costs. Net sales for the packaging operations were $410 million in 2011 compared with $255 million in 2010 and $90 million in 2009. Operating earnings for the packaging operations were $2 million in 2011 compared with a loss of $7 million (a loss of $4 million excluding facility closure costs) in 2010 and earnings of $3 million in 2009. Average sales margins increased in 2011 compared with 2010, and were partially offset by higher raw material costs and operating costs. Looking ahead to the first quarter of 2012, sales volumes and average sales margins are expected to increase.

Net sales for the distribution operations were $285 million in 2011 compared with $240 million in 2010 and $235 million in 2009. Operating earnings were $3 million in 2011 compared with about breakeven in 2010 and a loss of $3 million in 2009. In 2009, an expense of $2 million was taken for the impairment of an investment in a joint venture.

Printing Papers

Demand for Printing Papers products is closely correlated with changes in commercial printing and advertising activity, direct mail volumes and, for uncoated cut-size products, with changes in white-collar employment levels that affect the usage of copy and laser printer paper. Market pulp is further affected by changes in currency rates that can enhance or disadvantage producers in different geographic regions. Principal cost drivers include manufacturing efficiency, raw material and energy costs and freight costs.

Printing Papers net sales for 2011 increased 5% from 2010 and 9% from 2009. Operating profits in

2011 were 81% higher than in 2010, but 20% lower than in 2009. However, excluding alternative fuel mixture credits, plant closure costs and impairment costs, operating profits in 2011 were 8% higher than in 2010 and 85% higher than in 2009. Benefits from higher average sales price realizations ($173 million), the net impact of lower sales volumes and lower market-related downtime ($10 million), lower operating costs ($77 million), and a more favorable mix ($8 million) were partially offset by higher raw material and freight costs ($196 million) and other items ($9 million). In addition, operating profits in 2011 included a $24 million gain related to the announced repurposing of our Franklin, Virginia mill to produce fluff pulp and an $11 million impairment charge related to our Inverurie, Scotland mill that was closed in 2009, while operating earnings in 2010 included $315 million of costs associated with the shutdown of our Franklin, Virginia mill.

Printing Papers
In millions	2011	2010	2009
Sales	$6,215	$5,940	$5,680
Operating Profit	872	481	1,091

North American Printing Papers net sales were $2.8 billion in 2011, 2010 and 2009. Operating earnings in 2011 were $423 million ($399 million excluding a net gain associated with the repurposing of our Franklin, Virginia mill) compared with $18 million ($333 million excluding facility closure costs) in 2010 and $746 million ($307 million excluding alternative fuel mixture credits and facility closure costs) in 2009.

Sales volumes in 2011 were lower than in 2010, but included a more favorable product mix. Average sales price realizations were significantly higher reflecting the impact of the realization of price increases for domestic uncoated freesheet paper announced in the first half of both 2010 and 2011. Input costs for wood were lower, but were more than offset by higher costs for energy, chemicals and purchased pulp. Freight costs were also higher. Manufacturing operating costs were favorable reflecting strong mill performance and the intra-segment transfer of our Franklin, Virginia mill indirect costs that had previously been recorded in the North American Printing Papers business to the U.S. Market Pulp Business beginning in the third quarter. Planned maintenance downtime costs were slightly lower in 2011. No market-related downtime was taken in 2011 compared with approximately 21,000 tons in 2010. In addition, capacity was reduced by about 450,000 tons in 2010 due to the closure of our Franklin, Virginia mill in April. Operat-

ing earnings in 2011 included a $24 million gain related to the announced repurposing of our Franklin, Virginia mill to produce fluff pulp, while operating earnings in 2010 included $315 million of costs associated with the shutdown of our Franklin, Virginia mill.

Entering the first quarter of 2012, sales volumes are expected to increase compared with the fourth quarter of 2011 reflecting seasonally stronger demand. Average sales price realizations are expected to be under pressure in export markets. Input costs should increase for wood, energy and chemicals. Planned maintenance downtime costs are expected to be about $24 million lower with an outage scheduled for our Georgetown mill versus outages at two mills in the fourth quarter of 2011.

Brazilian Papers net sales for 2011 of $1.2 billion increased from $1.1 billion in 2010 and $960 million in 2009. Operating profits for 2011 were $169 million compared with $159 million in 2010 and $112 million in 2009. Sales volumes in 2011 were higher than in 2010 reflecting the strengthening of the company position in the Latin American uncoated freesheet paper growing market. Average sales price realizations were significantly higher for shipments to export markets, but were lower in the Brazilian domestic market mainly due to currency exchange rates. Margins were favorably affected by an increased proportion of sales to the higher-margin regional market. Raw material costs increased for energy, chemicals, and purchased pulp. Operating costs were flat in 2011, but planned maintenance downtime costs were higher due to the length of the outages.

Looking ahead to 2012, sales volumes in the first quarter are expected to be lower than in the fourth quarter of 2011 due to seasonally weaker customer demand for uncoated freesheet paper. Average sales margins are expected to decrease reflecting a less favorable geographic mix. Average sales price realizations are expected to increase in the Brazilian domestic market, but the benefit should be partially offset by some decrease in export markets. Input costs are expected to be lower for purchased pulp, but higher for chemicals and packaging. Operating costs are expected to be favorable.

European Papers net sales in 2011 were $1.4 billion compared with $1.3 billion in both 2010 and 2009. Operating profits in 2011 were $196 million ($207 million excluding asset impairment charges related to our Inverurie, Scotland mill which was closed in 2009) compared with $197 million ($199 million excluding an asset impairment charge) in 2010 and $92 million ($115 million excluding a charge to reduce the carrying value of the assets at our Inverurie, Scotland mill to their estimated realizable value) in 2009.

Sales volumes for uncoated freesheet paper were lower in both Europe and Russia in 2011 than in 2010, while sales volumes for pulp from Russia were higher. Average sales price realizations for uncoated freesheet paper were significantly higher reflecting the benefit of sales price increases implemented in the second half of 2010 due to strengthened market demand. Average sales price realizations for pulp decreased. Input costs were significantly higher, primarily for wood, energy and chemicals. Planned maintenance downtime costs were lower in Europe resulting from no outage being scheduled at the Saillat mill in France during 2011; however, this benefit was offset by higher outage costs in Poland and Russia. Manufacturing operating costs were favorable.

Entering 2012, sales volumes in the first quarter are expected to be about flat in Europe compared with the fourth quarter of 2011, but be seasonally weaker in Russia. Average sales price realizations for uncoated freesheet paper are expected to decrease in Europe, but increase in Russia. Input costs should be higher in Russia, especially for wood and energy, but be slightly lower in Europe. No maintenance outages are scheduled for the first quarter.

Indian Papers includes the results of Andhra Pradesh Paper Mills (APPM) of which a 75% interest was acquired October 14, 2011. Net sales for this period were $35 million and operating earnings were a loss of $3 million.

Asian Printing Papers net sales were $75 million in 2011, $80 million in 2010 and $50 million in 2009. Operating earnings were less than $1 million in all periods.

U.S. Market Pulp net sales were $725 million in 2011 compared with $715 million in 2010 and $575 million in 2009. Operating earnings were $87 million in 2011 compared with $107 million in 2010 and $140 million (a loss of $71 million excluding alternative fuel mixture credits and facility closure costs) in 2009.

Sales volumes in 2011 were flat with 2010 levels. Average sales price realizations were higher for fluff pulp due to the impact of sales price increases implemented during 2010. Average sales price realizations for softwood pulp were lower. Input costs for energy and chemicals were higher, but wood costs were lower. Freight costs increased due to higher fuel costs. Mill operating costs were unfavorable partially due to the intra-segment transfer of our Franklin, Virginia mill indirect costs that had previously been recorded in the North American Printing Papers business to the U.S. Market Pulp Business beginning in the third quarter. Also included were costs associated with pre-construction activities for the new fluff pulp project. Planned maintenance downtime costs were about $8 million higher.

In the first quarter of 2012, sales volumes are expected to be about flat with the fourth quarter of 2011. Average sales price realizations are expected to stabilize during the first quarter, but will be down slightly compared with the fourth quarter of 2011 due to competitive pressure. Input costs should increase for wood and chemicals. Planned maintenance downtime costs should be about $11 million higher than in the 2011 fourth quarter. Costs related to pre-construction and ramp-up of the new fluff pulp project at the Franklin mill will continue to grow in the first quarter.

Consumer Packaging

Demand and pricing for Consumer Packaging products correlate closely with consumer spending and general economic activity. In addition to prices and volumes, major factors affecting the profitability of Consumer Packaging are raw material and energy costs, freight costs, manufacturing efficiency and product mix.

Consumer Packaging net sales in 2011 increased 9% from 2010 and 21% from 2009. Operating profits decreased 21% from 2010 and 62% from 2009. Excluding asset impairment and other charges associated with the sale of the Shorewood business, alternative fuel mixture credits and facility closure costs, 2011 operating earnings were 69% higher than in 2010 and more than double earnings in 2009.

Benefits from higher sales price realizations ($133 million), lower operating costs ($77 million), a more favorable mix ($19 million) and other items ($22 million) were partially offset by the net impact of higher sales volumes and increased market-related downtime ($4 million), higher raw material and freight costs ($83 million) and higher planned maintenance downtime costs ($7 million). In addition, operating profits in 2011 included a $129 million fixed asset impairment charge for the North American Shore-

wood business and $72 million for other charges associated with the sale of the Shorewood business.

Consumer Packaging
In millions	2011	2010	2009
Sales	$3,710	$3,400	$3,060
Operating Profit	163	207	433

North American Consumer Packaging net sales were $2.5 billion in 2011 compared with $2.4 billion in 2010 and $2.2 billion in 2009. Operating earnings in 2011 were $35 million ($236 million excluding asset impairment and other charges associated with the sale of the Shorewood business) compared with $97 million ($105 million excluding facility closure costs) in 2010 and $343 million ($87 million excluding alternative fuel mixture credits and facility closure costs) in 2009.

Coated Paperboard sales volumes in 2011 were flat with 2010 with volumes in the second half of the year lower than in the first half as a result of weaker market demand due to general economic conditions. Average sales price realizations were significantly higher due to price increases across all major product lines that were implemented in late 2010 and continuing during the first half of 2011. Input costs for wood decreased, but were more than offset by increased costs for chemicals and energy. Planned maintenance downtime costs were slightly higher, while manufacturing operating costs were favorable. Market-related downtime was about 38,000 tons in 2011 compared with approximately 17,000 tons in 2010.

Shorewood sales volumes were higher in 2011 than in 2010 primarily due to stronger performance in the Consumer and Tobacco segments in the second half of the year. Average margins were slightly improved reflecting higher input costs more than offset by improved productivity and quality. Operating earnings in 2011 included a $129 million charge and an $8 million non-controlling interest gain for an impairment of the fixed assets for the North American Shorewood business and a charge of $78 million to reduce the carrying value of the business based on the terms of the definitive agreement to sell the business.

Foodservice sales volumes increased in 2011 compared with 2010. Average sales margins were higher reflecting the realization of sales price increases implemented in late 2010 and the first half of 2011 as well as a more favorable product mix. Raw material costs for board and resins were higher. Operating costs were favorable, but were offset by increased distribution costs.

Looking ahead to the first quarter of 2012, Coated Paperboard sales volumes are expected to increase from the fourth quarter of 2011 across all major product lines, reflecting improved, although still weak, demand. Average sales price realizations are expected to be about flat, but margins should benefit from a more favorable product mix. Input costs are expected to be lower for chemicals, but higher for energy and wood. No planned maintenance outages are scheduled in the first quarter. Foodservice sales volumes are expected to be seasonally weaker. Average sales margins are expected to increase due to the realization of sales price increases effective with our January contract openers. Input costs for board and resin are expected to increase, but should be offset by lower operating costs. The U.S. Shorewood business was sold December 31, 2011 and the non-U.S. business was sold in January 2012.

European Consumer Packaging net sales in 2011 were $375 million compared with $345 million 2010 and $315 million in 2009. Operating earnings in 2011 were $93 million compared with $76 million in 2010 and $66 million in 2009. Sales volumes in 2011 decreased from 2010. Average sales price realizations were higher in both European and Russian markets. Input costs increased significantly for wood, energy, and chemicals. Planned maintenance downtime costs were slightly higher in 2011 than in 2010.

Looking forward to the first quarter of 2012, sales volumes are expected to increase in Europe, but be about flat in Russia. Average sales price realizations are expected to be higher in both regions. In Russia, input costs for wood and chemicals should be higher, but in Europe these costs should be lower. No maintenance outages are scheduled for the first quarter.

Asian Consumer Packaging net sales were $855 million in 2011 compared with $705 million in 2010 and $545 million in 2009. Operating earnings in 2011 were $35 million compared with $34 million in 2010 and $24 million in 2009. Sales volumes increased in 2011 compared with 2010. Average sales price realizations were higher reflecting the realization of announced price increases for folding carton board and bristols board which were driven by higher input costs for pulp. Operating costs were favorable.

In the first quarter of 2012, sales volumes are expected to decrease. Average sales price realizations for folding carton board and bristols board are expected to be lower reflecting increased competitive pressures. Input costs should be lower for pulp and chemicals, but utility costs should be slightly higher. Costs will also be incurred related to the ramp-up of the new coated paperboard machine.

Distribution

xpedx, our distribution business, is one of North America’s leading business-to-business distributors to manufacturers, facility managers and printers, providing customized solutions that improve efficiency, reduce costs and deliver results. Customer demand is generally sensitive to changes in economic conditions and consumer behavior, along with segment specific activity including corporate advertising and promotional spending, government spending and domestic manufacturing activity. Distribution’s margins are relatively stable across an economic cycle. Providing customers with the best choice for value in both products and supply chain services is a key competitive factor. Additionally, efficient customer service, cost-effective logistics and focused working capital management are key factors in this segment’s profitability.

Distribution
In millions	2011	2010	2009
Sales	$6,630	$6,735	$6,525
Operating Profit	34	78	50

Distribution’s 2011 annual sales decreased 2% from 2010, but increased 2% from 2009. Operating earnings in 2011 were $34 million ($86 million excluding reorganization costs) compared with $78 million in 2010 and $50 million ($55 million excluding reorganization costs) in 2009.

Annual sales of printing papers and graphic arts supplies and equipment totaled $4.0 billion in 2011 compared with $4.2 billion in 2010 and $4.1 billion in 2009, reflecting declining demand. Trade margins as a percent of sales for printing papers were relatively even with 2010 and increased from 2009 due to a relatively smaller decline in higher margin warehouse sales. Revenue from packaging products grew to $1.6 billion in 2011 compared with $1.5 billion in 2010 and $1.3 billion in 2009. Packaging margins declined slightly reflecting increasing sales of commodity products. Facility supplies annual revenue was $1.0 billion in 2011, compared with $1.0 billion in 2010 and $1.1 billion in 2009 reflecting a drop in demand among retail customers.

Operating earnings before reorganization costs in 2011 were $8 million higher than in 2010 and $31 million higher than 2009. Reorganization initiatives resulted in operating cost reductions which in turn contributed to the higher earnings.

Operating profits in 2011 included $52 million of reorganization costs for severance, professional services and asset write-downs. Operating profits in 2010 included costs of approximately $10 million related to exiting certain retail store and printing equipment segments, and for professional fees related to a strategic study of the xpedx business as a whole.

Looking ahead to the 2012 first quarter, operating results will be seasonally lower, but will continue to reflect the benefits of the ongoing transformation.

Equity Earnings, Net of Taxes – Ilim Holding S.A.

Since October 2007, International Paper and Ilim Holding S.A. (Ilim) have operated a 50:50 joint venture in Russia. Prior to 2012 due to the complex organizational structure of Ilim’s operations, and the extended time required to prepare consolidated financial information in accordance with accounting principles generally accepted in the United States, the Company reported its share of Ilim’s operating results on a one-quarter lag basis. The Company determined that the elimination of the one-quarter lag was preferable because the same period-end reporting date improves overall financial reporting as the impact of current events, economic conditions and global trends are consistently reflected in the financial statements. Beginning January 1, 2012, the Company has applied this change in accounting principle retrospectively to all prior financial periods presented.

The elimination of the one-quarter reporting lag for Ilim had the following impact:

Consolidated Statement of Operations
In millions	2011	2010	2009
Equity earnings (loss)	$(19)	$47	$23
Earnings (loss) from continuing operations	(19)	47	23
Net earnings (loss) attributable to International Paper Company	(19)	47	23
Basic earnings (loss) per share from continuing operations	(0.04)	0.11	0.05
Basic net earnings (loss) per share	(0.04)	0.11	0.05
Diluted earnings (loss) per share from continuing operations	(0.04)	0.11	0.06
Diluted net earnings (loss) per share	(0.04)	0.11	0.06

Consolidated Balance Sheet
In millions	2011	2010
Investments	$25	$(41)
Retained earnings	25	44
Accumulated other comprehensive income	0	3

In addition, Retained earnings at January 1, 2009 decreased by $26 million as a result of the elimination of the one-quarter reporting lag for Ilim. Ilim is reported as a separate reportable industry segment.

The Company recorded equity earnings, net of taxes, related to Ilim of $134 million in 2011 compared with $102 million in 2010 and an equity loss, net of taxes, of $27 million in 2009. Operating results in 2011 included an after-tax foreign exchange loss of $24 million on the remeasurement of U.S. dollar-denominated debt. Operating results in 2010 included an after-tax asset impairment charge of $22 million and an after-tax foreign exchange gain of $5 million on the remeasurement of U.S. dollar-denominated debt.

Sales volumes for the joint venture increased year-over-year for all major product lines, but primarily for pulp, reflecting strong market demand in export markets, particularly China, in the first half of the year. However, sales volumes decreased in 2011 compared with 2010 in the Russian domestic market. Average sales price realizations were higher in 2011 for pulp and containerboard in both the Russian domestic market and in export markets, although prices fell sharply in the second half of the year due to a weakening of demand in China. Input costs increased year-over-year, primarily for energy. The Company received cash dividends from the joint venture of $86 million in 2011 and $33 million in 2010.

For the 2012 first quarter, market demand is expected to remain steady in both the Russian domestic market and export markets. Average sales price are expected to decrease for pulp and containerboard. Input costs for energy are expected to be higher due to annual rate increases. The foreign exchange impact for the quarter should be favorable.

The joint venture initiated a long-term investment program in the second quarter of 2010 whereby the joint venture will invest, through cash from operations and additional borrowings by the joint venture, approximately $1.5 billion in Ilim’s three mills over approximately five years. This investment in the Russian pulp and paper industry is being used to upgrade equipment, increase production capacity and allow for new high-value coated and uncoated paper, pulp and corrugated packaging product development. Ilim’s major capital investments are in a $700 million project to build a new pulp line at Ilim’s Bratsk mill in Siberia, and in a $270 million project to construct a coated and uncoated woodfree paper machine at the Koryazhma mill. Construction is expected to be completed in the last half of 2012 for each of these projects, followed by the planned start-up of the new production facilities in the fourth quarter. These projects are being financed through additional borrowings by the joint venture and cash flow from operations.

LIQUIDITY AND CAPITAL RESOURCES

Overview

A major factor in International Paper’s liquidity and capital resource planning is its generation of operating cash flow, which is highly sensitive to changes in the pricing and demand for our major products. While changes in key cash operating costs, such as energy, raw material and transportation costs, do have an effect on operating cash generation, we believe that our focus on cost controls has improved our cash flow generation over an operating cycle.

As part of our continuing focus on improving our return on investment, we have focused our capital spending on improving our key paper and packaging businesses both globally and in North America.

Cash uses during 2011 were primarily focused on voluntary contributions to the Company’s pension plan and higher capital spending as well as the APPM acquisition in India.

Cash Provided by Operations

Cash provided by continuing operations totaled $2.7 billion in 2011 compared with $1.6 billion for 2010 and $4.7 billion for 2009.

The major components of cash provided by continuing operations are earnings from continuing operations adjusted for non-cash income and expense items and changes in working capital. Earnings from continuing operations, adjusted for non-cash income and expense items, increased by $1.1 billion in 2011 versus 2010 driven mainly by approximately $900 million less in pension contributions in 2011. Cash used for working capital components, accounts receivable and inventory less accounts payable and accrued liabilities, interest payable and other totaled $505 million in 2011, $458 million in 2010, and a source of $479 million in 2009.

The Company generated free cash flow of approximately $1.7 billion, $1.7 billion and $2.2 billion in 2011, 2010 and 2009, respectively. Free cash flow is a non-GAAP measure and the most comparable GAAP measure is cash provided by operations. Management uses free cash flow as a liquidity metric because it measures the amount of cash generated that is available to maintain our assets, make investments or acquisitions, pay dividends and reduce debt. The following are reconciliations of free cash flow to cash provided by operations:

In millions	2011	2010	2009
Cash provided by operations	$2,675	$1,631	$4,655
Less/Add:
Cash invested in capital projects	(1,159)	(775)	(534)
Cash contribution to pension plan, net of tax refunds	300	1,042	0
Cash (received from) used for European accounts receivable securitization program	209	0	(205)
Tax receivable collected related to pension contributions	(123)	0	0
Cash received from unwinding a timber monetization	(175)	0	0
Cash received from alternative fuel mixture credits	0	(132)	(1,684)
Reduction in cash taxes paid related to cellulosic bio-fuel tax credits	0	(17)	0
Free Cash Flow	$1,727	$1,749	$2,232

In millions	Three Months Ended December 31, 2011	Three Months Ended September 30, 2011	Three Months Ended December 31, 2010
Cash provided by operations	$637	$876	$1,044
Less/Add:
Cash invested in capital projects	(434)	(315)	(318)
Cash contribution to pension plan, net of tax refunds	300	0	(108)
Cash received from unwinding a timber monetization	(175)	0	0
Reduction in cash taxes paid related to cellulosic bio-fuel tax credits	0	0	(17)
Free Cash Flow	$328	$561	$601

Alternative Fuel Mixture Credits

The U.S. Internal Revenue Code provided a tax credit for companies that use alternative fuel mixtures to produce energy to operate their businesses. The credit, equal to $0.50 per gallon of alternative fuel contained in the mixture, is refundable to the taxpayer. In January 2009, the Company received notification that its application to be registered as an alternative fuel mixer had been approved. For the year ended December 31, 2009, the Company filed claims for alternative fuel mixture credits covering eligible periods subsequent to November 2008 through October 25, 2009 totaling approximately $1.7 billion, all of which had been received in cash at December 31, 2009. Additionally, the Company recorded $379 million of alternative fuel mixture credits as a reduction of income taxes payable at December 31, 2009. The Company recorded these credits using the accrual method of accounting based on the estimated eligible volumes reflected in its filed claims. Accordingly, the accompanying consolidated statement of operations includes credits of approximately $2.1 billion for the year ended December 31, 2009 in Cost of products sold ($1.4 billion after taxes), representing eligible alternative fuel mixture credits earned through December 31, 2009, when the credit expired.

Cellulosic Bio-fuel Tax Credit

In a memorandum dated June 28, 2010, the IRS concluded that black liquor would also qualify for the cellulosic bio-fuel tax credit of $1.01 per gallon produced in 2009. On October 15, 2010, the IRS ruled that companies may qualify in the same year for both the $0.50 per gallon alternative fuel mixture credit and the $1.01 cellulosic bio-fuel tax credit for

2009, but not for the same gallons produced and consumed. To the extent a taxpayer changes its position and elects the $1.01 credit, it must re-pay the refunds received as alternative fuel mixture credits attributable to the gallons converted to the cellulosic bio-fuel credit. The repayment of this refund must include interest.

One important difference between the two credits is that the $1.01 credit must be credited against a company’s Federal tax liability, and the credit may be carried forward through 2015. In contrast, the $0.50 credit was refundable in cash. The cellulosic bio-fuel credit is required to be included in Federal taxable income.

The Company filed an application with the IRS on November 18, 2010, to receive the required registration code to become a registered cellulosic bio-fuel producer. The Company received this registration code on February 28, 2011.

The Company has evaluated the optimal use of the two credits with respect to gallons produced in 2009. Considerations include uncertainty around future federal taxable income, the taxability of the alternative fuel mixture credit, future liquidity and uses of cash such as, but not limited to, acquisitions, debt repayments and voluntary pension contributions versus repayment of alternative fuel mixture credits with interest. At the present time, the Company does not intend to convert any gallons under the alternative fuel mixture credit to gallons under the cellulosic bio-fuel credit. On July 19, 2011, the Company filed an amended 2009 tax return claiming alternative fuel mixture tax credits as non-taxable. If that amended position is not upheld, the Company would reevaluate its position with regard to alternative fuel mixture gallons produced in 2009.

During 2009, the Company produced 64 million gallons of black liquor that were not eligible for the alternative fuel mixture credit. The Company claimed these gallons for the cellulosic bio-fuel credit by amending the Company’s 2009 tax return. The impact of this amendment was included in the Company’s 2010 Income tax provision (benefit), resulting in a $40 million net credit to tax expense.

As is the case with other tax credits, taxpayer claims are subject to possible future review by the IRS which has the authority to propose adjustments to the amounts claimed, or credits received.

Investment Activities

Investment activities in 2011 were up from 2010 reflecting an increase in capital spending and the acquisition of APPM in India. The Company maintains an average capital spending target of $1.0 billion per year over the course of an economic cycle. Capital spending for continuing operations was $1.2 billion in 2011, or 87% of depreciation and amortization, compared with $775 million in 2010, or 53% of depreciation and amortization, and $534 million, or 36% of depreciation and amortization in 2009. Across our businesses, capital spending as a percentage of depreciation and amortization ranged from 57% to 144% in 2011.

The following table shows capital spending for continuing operations by business segment for the years ended December 31, 2011, 2010 and 2009.

In millions	2011	2010	2009
Industrial Packaging	$426	$301	$183
Printing Papers	364	283	218
Consumer Packaging	310	159	126
Distribution	8	5	6
Forest Products	0	3	1
Subtotal	1,108	751	534
Corporate and other	51	24	0
Total from continuing operations	$1,159	$775	$534

Capital expenditures in 2012 are currently expected to be about $1.5 billion, or 102% of depreciation and amortization, including spending at the legacy Temple-Inland facilities.

Acquisitions

On February 13, 2012, upon regulatory approval, International Paper completed the previously announced acquisition of Temple-Inland. International Paper acquired all of the outstanding common stock of Temple-Inland for $32.00 per share in cash and assumed approximately $700 million of Temple-Inland’s debt. The total transaction is valued at approximately $4.5 billion. As a condition to allowing the transaction to proceed, the Antitrust Division of the U.S. Department of Justice entered into an agreement with the Company that requires us to divest three containerboard mills, with approximately 970,000 tons of aggregate containerboard capacity, within four months of closing (with the possibility of two 30-day extensions).

The combination brings together two strong North American corrugated packaging businesses to create an even stronger company and is consistent with International Paper’s focus on achieving and sustaining cost of capital returns throughout the cycle.

International Paper will account for the acquisition under ASC 805, “Business Combinations” and Temple-Inland’s results of operations will be included in International Paper’s consolidated financial statements for periods ending after the date of acquisition. Given the date of the acquisition, the Company has not completed the valuation of assets acquired or liabilities assumed. The Company anticipates providing a preliminary purchase price allocation and a qualitative description of factors that make up goodwill to be recognized in our Form 10-Q to be filed on or before May 10, 2012.

On October 14, 2011, International Paper completed the acquisition of a 75% interest in Andhra Pradesh Paper Mills Limited (APPM). The Company purchased 53.5% of APPM’s outstanding shares from the controlling shareholders for approximately $226 million in cash plus assumed debt from private investors. These sellers have also entered into a covenant not to compete for which they received a cash payment of $58 million. International Paper also acquired an additional 21.5% of the outstanding shares of APPM in a public tender offer completed on October 8, 2011 for approximately $105 million in cash. International Paper recognized an unfavorable currency transaction loss of $9 million due to strengthening of the dollar against the Indian Rupee prior to the closing date, resulting from cash balances deposited in Indian Rupee denominated escrow accounts.

International Paper has appealed a direction from the Securities and Exchange Board of India (SEBI) that International Paper pay to the tendering shareholders the same non-compete payment that was paid to the previous controlling shareholders. The appeal is still pending, and International Paper has deposited approximately $25 million into an escrow account to fund the additional non-compete payments in the event SEBI’s direction is upheld. The November 2011 appeal disclosed in the third quarter was delayed on several occasions and the hearing on the appeal has been extended indefinitely pending the appointment of a presiding officer on the Indian Securities Appellate Tribunal. APPM is one of the leading integrated paper manufacturers in India, with two mills that have a combined capacity of about 250,000 tonnes of uncoated freesheet papers annually. This transaction positions International Paper as the first global paper and packaging company with a significant position in India’s fast grow-

ing economy. Both APPM and the India paper and packaging industry are growing at substantial rates, and this acquisition, along with International Paper’s global operations and technical expertise, can accelerate that growth and create value for International Paper.

On June 30, 2010, International Paper completed the acquisition of SCA Packaging Asia (SCA) for a preliminary purchase price of $205 million, including $171 million in cash plus assumed debt of $34 million. The SCA packaging business in Asia consists of 13 corrugated box plants and two specialty packaging facilities, which are primarily in China, along with locations in Singapore, Malaysia and Indonesia.

Joint Ventures

On April 15, 2011, International Paper and Sun Paper Industry Co. Ltd. entered into a Cooperative Joint Venture agreement to establish Shandong IP & Sun Food Packaging Co., Ltd. in China. During December 2011, the business license was obtained and International Paper contributed $55 million in cash for a 55% interest in the joint venture and Sun Paper Industry Co. Ltd. contributed land-use rights valued at approximately $33 million, representing a 45% interest. The purpose of the joint venture is to build and operate a new production line to manufacture coated paperboard for food packaging with a designed annual production capacity of 400,000 tons. The financial position and results of operations of this joint venture have been included in International Paper’s consolidated financial statements from the date of formation in December 2011.

Additionally, during 2011 the Company recorded a gain of $7 million (before and after taxes) related to a bargain purchase price adjustment on an acquisition by our joint venture in Turkey. This gain is included in equity earnings (losses), net of taxes in the accompanying consolidated statement of operations.

Financing Activities

2011: Financing activities during 2011 included debt issuances of $1.8 billion and retirements of $517 million, for a net increase of $1.3 billion.

In November 2011, International Paper issued $900 million of 4.75% senior unsecured notes with a maturity date in February 2022 and $600 million of 6% senior unsecured notes with a maturity date in November 2041. Subsequent to the balance sheet date, in February 2012, International Paper issued a $1.2 billion term loan with an interest rate of LIBOR plus 138 basis points and a $200 million term loan with an interest rate of LIBOR plus 175 basis points, both with maturity dates in 2017. The proceeds from these borrowings were used, along with available cash, to fund the acquisition of Temple-Inland.

In the third quarter of 2011, approximately $464 million of fixed-to-floating interest rate swaps were terminated. These terminations were not in connection with early debt retirements. The resulting $27 million gain was deferred and will be amortized over the life of the associated debt.

During the fourth, third and second quarters of 2011, International Paper had no early debt extinguishment.

During the first quarter of 2011, International Paper repaid approximately $129 million of notes with interest rates ranging from 6.20% to 9.375% and original maturities from 2018 to 2025. Pre-tax early debt retirement costs of $32 million related to these debt repayments, net of gains on previous swap terminations, are included in Restructuring and other charges in the accompanying consolidated statement of operations.

International Paper utilizes interest rate swaps to change the mix of fixed and variable rate debt and manage interest expense. At December 31, 2011, International Paper had interest rate swaps with a total notional amount of $150 million and maturities in 2013 (see Note 13 of the Notes to Consolidated Financial Statements in Item 8. Financial Statements and Supplementary Data). During 2011, existing swaps decreased the weighted average cost of debt from 7.1% to an effective rate of 6.9%. The inclusion of the offsetting interest income from short-term investments reduced this effective rate to 6.26%.

Other financing activities during 2011 included the issuance of approximately 0.3 million shares of treasury stock for various incentive plans and the acquisition of 1.0 million shares of treasury stock primarily related to restricted stock tax withholding. Payment of restricted stock withholding taxes totaled $30 million.

In March 2011, International Paper announced that the quarterly dividend would be increased from $0.1875 per share to $0.2625 per share, effective for the 2011 second quarter. In January 2011, International Paper announced that the quarterly dividend would be increased from $0.125 per share to $0.1875 per share, effective for the 2011 first quarter.

2010: Financing activities during 2010 included debt issuances of $193 million and retirements of $576 million, for a net reduction of $383 million.

In November 2010, International Paper repaid approximately $54 million of notes with interest rates ranging from 7.3% to 9.375% and original maturities from 2018 to 2039. Pre-tax early debt retirement costs of $13 million related to these debt payments are included in Restructuring and other charges in the accompanying consolidated statement of operations.

During the third quarter ended September 30, 2010, International Paper repaid approximately $111 million of notes with interest rates ranging from 5.375% to 6.8% and original maturities from 2016 to 2024.

In May 2010, International Paper repaid approximately $108 million of notes with interest rates ranging from 5.3% to 9.375% and original maturities from 2015 to 2019. In connection with these early debt extinguishments, interest rate swap hedges with a notional value of $2 million were undesignated as effective fair value hedges. The resulting gain was immaterial. Pre-tax early debt retirement costs of $18 million related to these debt repayments, net of gains on swap terminations, are included in Restructuring and other charges in the accompanying consolidated statement of operations.

In June 2010, interest rate swap agreements issued in the fourth quarter of 2009 and designated as fair value hedges with a notional value of $100 million were terminated. The termination was not in connection with the early retirement of debt. The resulting gain of $3 million was deferred and recorded in Long-term debt and will be amortized as an adjustment of interest expense over the life of the underlying debt through 2019.

During the first quarter of 2010, International Paper repaid approximately $120 million of notes with interest rates ranging from 5.25% to 7.4% and original maturities from 2010 to 2027. In connection with these early debt retirements, previously deferred gains of $1 million related to earlier swap terminations were recognized in earnings. Pre-tax early debt retirement costs of $4 million related to these debt repayments, net of gains on swap terminations, are included in Restructuring and other charges in the accompanying consolidated statement of operations.

Also in the first quarter of 2010, approximately $700 million of fixed-to-floating interest rate swaps, issued in 2009, were terminated. These terminations were not in connection with early debt retirements. The resulting $2 million gain was deferred and recorded in Long-term debt and is being amortized as an adjustment of interest expense over the life of the underlying debt through April 2015.

At December 31, 2010, International Paper had interest rate swaps with a total notional amount of $428 million and maturities ranging from one to six years. During 2010, existing swaps increased the weighted average cost of debt from 7.22% to an effective rate of 7.26%. The inclusion of the offsetting interest income from short-term investments reduced this effective rate to 6.86%.

Other financing activities during 2010 included the issuance of approximately 2.6 million shares of treasury stock, net of restricted stock withholding, and 1.8 million shares of common stock for various plans. Payments of restricted stock withholding taxes totaled $26 million.

In April 2010, International Paper announced that the quarterly dividend would be increased from $0.025 per share to $0.125 per share, effective for the 2010 second quarter.

2009: Financing activities during 2009 included debt issuances of $3.2 billion and retirements of $6.3 billion, for a net reduction of $3.1 billion.

In December 2009, International Paper issued $750 million of 7.3% senior unsecured notes with a maturity date in November 2039. The proceeds from this borrowing, along with available cash, were used to repay the remaining $1 billion of the $2.5 billion long-term debt issued in connection with the CBPR business acquisition. During 2009, additional payments related to this debt totaled approximately $1.4 billion. Also in connection with the above debt repayment, International Paper undesignated $1 billion of interest rate swaps entered into in 2008 that qualified as cash flow hedges, resulting in a $24 million loss. This loss was reclassified from Accumulated other comprehensive loss and included in Restructuring and other charges in the accompanying consolidated statement of operations.

Also in the fourth quarter of 2009, the Company entered into various fixed-to-floating interest rate swap agreements with a notional amount of approximately $1 billion to hedge existing debt. These interest rate swaps mature within a range of five to ten years.

In December 2009, International Paper Investments (Luxembourg) S.a.r.l, a wholly-owned subsidiary of International Paper, repaid $214 million of notes with an interest rate of LIBOR plus 40 basis points and an original maturity in 2010. Other debt activity in the fourth quarter of 2009 included the repayment of approximately $235 million of notes with interest rates ranging from 4.0% to 9.375% and original maturities from 2009 to 2038.

Additional pre-tax early debt retirement costs of $34 million related to fourth-quarter debt repayments and swap activity are included in Restructuring and other charges in the accompanying consolidated statement of operations.

In August 2009, International Paper issued $1 billion of 7.5% senior unsecured notes with a maturity date in August 2021. The proceeds from this borrowing were used to repay approximately $942 million of notes with interest rates ranging from 5.125% to 7.4% and original maturities from 2012 to 2026.

Also during the third quarter in connection with these early debt retirements, interest rate swaps with a notional value of $520 million, including $500 million of swaps issued in the second quarter of 2009, were terminated or undesignated as effective fair value hedges, resulting in a gain of approximately $9 million. In addition, previously deferred net gains of $7 million related to earlier swap terminations were recognized in earnings. Pre-tax early debt retirement costs of $102 million related to these debt repayments, net of the gains on swap terminations, are included in Restructuring and other charges in the accompanying consolidated statement of operations.

Also in August 2009, International Paper entered into a fixed-to-floating interest rate swap agreement with a notional amount of $100 million due in 2015 to manage interest rate exposure.

In May 2009, International Paper issued $1 billion of 9.375% senior unsecured notes with a maturity date in May 2019. The proceeds from this borrowing were used to repay approximately $875 million of notes with interest rates ranging from 4.0% to 9.25% and original maturities from 2010 to 2012. Also during the second quarter, International Paper Company Europe Ltd, a wholly-owned subsidiary of International Paper, repaid $75 million of notes issued in connection with the Ilim Holding S.A. joint venture that matured during the quarter. Pre-tax early debt retirement costs of $25 million related to second quarter debt repayments and swap activity are included in Restructuring and other charges in the accompanying consolidated statement of operations.

In March 2009, Luxembourg borrowed $468 million of long-term debt with an initial interest rate of LIBOR plus a margin of 450 basis points that varied depending upon the credit rating of the Company, and a maturity date in March 2012. International Paper used the $468 million of proceeds from the loan and cash of approximately $170 million to repay its 500 million euro-denominated debt (equivalent to $638 million at date of payment) with an original maturity date in August 2009. As of the end of the third quarter of 2009, the $468 million loan was repaid. Other debt activities in the first quarter of 2009 included the repayment of approximately $366 million of notes with interest rates ranging from 4.25% to 5.0% that had matured.

Also in the first quarter of 2009, International Paper terminated an interest rate swap with a notional value of $100 million designated as a fair value hedge, resulting in a gain of $11 million that was deferred and recorded in Long-term debt in the accompanying consolidated balance sheet. As the swap agreement was terminated early, the resulting gain will be amortized to earnings over the life of the related debt through April 2016.

At December 31, 2009, International Paper had interest rate swaps with a total notional amount of $3.2 billion and maturities ranging from one to nine years. During 2009, existing swaps increased the weighted average cost of debt from 6.55% to an effective rate of 6.67%. The inclusion of the offsetting interest income from short-term investments reduced this effective rate to 6.36%.

Other financing activities during 2009 included the issuance of approximately 2.2 million shares of treasury stock, net of restricted stock withholding, and 3.5 million shares of common stock for various plans. Payments of restricted stock withholding taxes totaled $10 million.

Off-Balance Sheet Variable Interest Entities

In connection with the 2006 sale of approximately 5.6 million acres of forestlands, International Paper received installment notes (the Timber Notes) totaling approximately $4.8 billion. The Timber Notes, which do not require principal payments prior to their August 2016 maturity, are supported by irrevocable letters of credit obtained by the buyers of the forestlands.

During 2006, International Paper contributed the Timber Notes to newly formed entities (the Borrower Entities) in exchange for Class A and Class B interests in these entities. Subsequently, International

Paper contributed its $200 million Class A interests in the Borrower Entities, along with approximately $400 million of International Paper promissory notes, to other newly formed entities (the Investor Entities, and together with the Borrower Entities, the Entities) in exchange for Class A and Class B interests in these entities, and simultaneously sold its Class A interest in the Investor Entities to a third party investor. As a result, at December 31, 2006, International Paper held Class B interests in the Borrower Entities and Class B interests in the Investor Entities valued at approximately $5.0 billion. International Paper has no obligation to make any further capital contributions to these Entities and did not provide any financial support that was not previously contractually required for the years ended December 31, 2011, 2010 or 2009.

Following the 2006 sale of forestlands and creation of the Entities discussed above, the Timber Notes were used as collateral for borrowings from a third party lender, which effectively monetized the Timber Notes. Certain provisions of the respective loan agreements require any bank issuing letters of credit supporting the Timber Notes to maintain a credit rating above a specified threshold. In the event the credit rating of a letter of credit bank is downgraded below the specified threshold, the letters of credit must be replaced within 60 days by letters of credit from a qualifying institution. The Company, retained to provide management services for the third-party entities that hold the Timber Notes, has, as required by the loan agreements, successfully replaced banks that fell below the specified threshold.

Also during 2006, the Entities acquired approximately $4.8 billion of International Paper debt obligations for cash, resulting in a total of approximately $5.2 billion of International Paper debt obligations held by the Entities at December 31, 2006. The various agreements entered into in connection with these transactions provide that International Paper has, and intends to effect, a legal right to offset its obligation under these debt instruments with its investments in the Entities. Accordingly, for financial reporting purposes, International Paper has offset approximately $5.2 billion of Class B interests in the Entities against $5.2 billion of International Paper debt obligations held by these Entities at December 31, 2011 and 2010. Despite the offset treatment, these remain debt obligations of International Paper. Remaining borrowings of $92 million and $129 million at December 31, 2011 and 2010, respectively, are included in floating rate notes due 2011 – 2017 in the summary of long-term debt in Note 12. Additional debt related to the above trans-

action of $38 million is included in short-term notes in the summary of long-term debt in Note 12 for both 2011 and 2010.

On February 5, 2010, Moody’s Investor Services reduced its credit rating of senior unsecured long-term debt of the Royal Bank of Scotland N.V. (formerly ABN AMRO Bank N.V.), which issued letters of credit that support $1.4 billion of the Timber Notes, below the specified threshold. The letters of credit were successfully replaced with letters of credit from another qualifying institution.

On October 7, 2011, Moody’s Investor Services reduced its credit rating of senior unsecured long-term debt of the Royal Bank of Scotland Group Plc, which issued letters of credit that support $1.6 billion of the Timber Notes, below the specified threshold. Letters of credit worth $842 million were successfully replaced with letters of credit from other qualifying institutions. The Company and a third party managing member instituted a replacement waiver for the remaining $797 million.

On November 29, 2011, Standard & Poors reduced its credit rating of senior unsecured long-term debt of Lloyds TSB Bank Plc, which issues letters of credit that support $1.2 billion of the Timber Notes, below the specified threshold. The letters of credit were successfully replaced with letters of credit from another qualifying institution.

On January 23, 2012, Standard & Poors reduced its credit rating of senior unsecured long-term debt of Société Générale SA, which issues letters of credit that support $666 million of the Timber Notes, below the specified threshold. The Company expects that the replacement of the letters of credit will be completed within the required 60-day period.

Activity between the Company and the Entities was as follows:

In millions	2011	2010	2009
Revenue (loss) (a)	$49	$42	$112
Expense (a)	79	79	150
Cash receipts (b)	28	32	96
Cash payments (c)	79	82	190

(a)

The net expense related to the Company’s interest in the Entities is included in Interest expense, net in the accompanying consolidated statement of operations, as International Paper has and intends to effect its legal right to offset as discussed above.

(b)	The cash receipts are equity distributions from the Entities to International Paper.
(c)	The semi-annual payments include both interest and principal on the associated debt obligations discussed above.

Based on an analysis of the Entities discussed above under guidance that considers the potential magnitude of the variability in the structures and which party has a controlling financial interest, International Paper determined that it is not the primary beneficiary of the Entities, and therefore, should not consolidate its investments in these entities. It was also determined that the source of variability in the structure is the value of the Timber Notes, the assets most significantly impacting the structure’s economic performance. The credit quality of the Timber Notes is supported by irrevocable letters of credit obtained by third party buyers which are 100% cash collateralized. International Paper analyzed which party has control over the economic performance of each entity, and concluded International Paper does not have control over significant decisions surrounding the Timber Notes and letters of credit and therefore is not the primary beneficiary. The Company’s maximum exposure to loss equals the value of the Timber Notes; however, an analysis performed by the Company concluded the likelihood of this exposure is remote.

International Paper also held variable interests in two financing entities that were used to monetize long-term notes received from the sale of forestlands in 2001 and 2002. International Paper transferred notes (the Monetized Notes), with an original maturity of 10 years from inception and cash having a value of approximately $1.0 billion to these entities in exchange for preferred interests, and accounted for the transfers as a sale of the notes with no associated gain or loss. In the same period, the entities acquired approximately $1.0 billion of International Paper debt obligations for cash. International Paper has no obligation to make any further capital contributions to these entities and did not provide any financial support that was not previously contractually required during the years ended December 31, 2011, 2010 or 2009.

Activity between the Company and the 2001 financing entities was as follows:

In millions	2011	2010	2009
Revenue (loss) (a)	$1	$(1)	$1
Expense (a)	3	12	13
Cash receipts (b)	0	4	8
Cash payments (c)	3	12	22

(a)

The net expense related to the Company’s interest in the 2001 financing entities is included in Interest expense, net in the accompanying consolidated statement of operations, as International Paper has and intends to effect its legal right to offset as discussed above.

(b)	The cash receipts are equity distributions from the 2001 financing entities to International Paper.
(c)	The cash payments include both interest and principal on the associated debt obligations.

The 2001 Monetized Notes of $499 million matured on March 16, 2011. Following their maturity, International Paper purchased the Class A preferred interest in the 2001 financing entities from an external third party for $21 million. As a result of the purchase, effective March 16, 2011, International Paper owned 100% of the 2001 financing entities. Based on an analysis performed by the Company after the purchase, under guidance that considers the potential magnitude of the variability in the structure and which party has a controlling financial interest, International Paper determined that it was the primary beneficiary of the 2001 financing entities and thus consolidated the entities effective March 16, 2011.

Due to the maturity of the 2001 Monetized Notes and consolidation of the 2001 financing entities, Notes payable and current maturities of long-term debt decreased by $21 million in the first quarter of 2011. Deferred tax liabilities associated with the 2001 forestlands sales decreased by $164 million. Effective April 30, 2011, International Paper liquidated its interest in the 2001 financing entities.

The Company retained no interest in the 2001 financing entities at December 31, 2011, but retained a preferred interest in the entities of $542 million at December 31, 2010, which was offset against related debt obligations since International Paper had, and intended to effect, a legal right of offset to net-settle these two amounts. Outstanding debt related to the 2001 financing entities of $2 million is included in short-term notes, and $19 million is included in floating rate notes due 2011-2017 in the summary of long-term debt in Note 12 for 2010.

Activity between the Company and the 2002 financing entities was as follows:

In millions	2011	2010	2009
Revenue (loss) (a)	$2	$5	$6
Expense (b)	3	8	11
Cash receipts (c)	192	3	4
Cash payments (d)	244	8	9

(a)	The revenue is included in Equity earnings (losses) in the accompanying consolidated statement of operations.
(b)	The expense is included in Interest expense, net in the accompanying consolidated statement of operations.
(c)	The cash receipts are equity distributions from the 2002 financing entities to International Paper and cash receipts from the maturity of the 2002 Monetized Notes.
(d)	The payments include both interest and principal on the associated debt obligations.

On May 31, 2011, the third-party equity holder of the 2002 financing entities retired its Class A interest in the entities for $51 million. As a result of the retirement, effective May 31, 2011, International Paper owns 100% of the 2002 financing entities. Based on an analysis performed by the Company after the retirement, under guidance that considers the potential magnitude of the variability in the structure and which party has controlling financial interest, International Paper determined that it is the primary beneficiary of the 2002 financing entities and thus consolidated the entities effective May 31, 2011.

Due to the consolidation of the 2002 financing entities, Notes payable and current maturities of long-term debt increased $165 million and Long-term debt decreased $211 million. In addition, Investments decreased $486 million due to the elimination of the Company’s variable interest in the 2002 financing entities, while Accounts and notes receivable, net increased $441 million due to the consolidation of the 2002 Monetized Notes.

During the year ended December 31, 2011, approximately $191 million of the 2002 Monetized Notes matured. As a result of the maturities, Accounts and notes receivable, net and Notes payable and current maturities of long-term debt decreased $191 million and Deferred tax liabilities associated with the 2002 forestlands sales decreased $50 million.

Outstanding debt related to the 2002 financing entities of $2 million is included in short-term notes in the summary of long-term debt in Note 12 at December 31, 2010. Additional debt related to these entities of $158 million and $445 million is included in floating rate notes due 2011 to 2017 in the summary of long-term debt in Note 12 at December 31, 2011 and 2010, respectively. The Company retained no investment interest in the 2002 financing entities at December 31, 2011 but retained an interest of $486 million at December 31, 2010, which is included in Investments in the accompanying consolidated balance sheet. The 2002 Monetized Notes of $252 million are included in Accounts and notes receivable, net in the accompanying consolidated balance sheet at December 31, 2011.

The use of the above entities facilitated the monetization of the credit enhanced Timber and Monetized Notes in a cost effective manner by increasing the borrowing capacity and lowering the interest rate while continuing to preserve the tax deferral that resulted from the forestlands installment sales and the offset accounting treatment described above.

See Note 11 of the Notes to Consolidated Financial Statements in Item 8. Financial Statements and Supplementary Data for a further discussion of these transactions.

Liquidity and Capital Resources Outlook for 2012

Capital Expenditures and Long-Term Debt

International Paper expects to be able to meet projected capital expenditures, service existing debt and meet working capital and dividend requirements during 2012 through current cash balances and cash from operations. Additionally, the Company has existing credit facilities totaling $2.5 billion.

The Company was in compliance with all its debt covenants at December 31, 2011. The Company’s financial covenants require the maintenance of a minimum net worth of $9 billion and a total debt-to-capital ratio of less than 60%. Net worth is defined as the sum of common stock, paid-in capital and retained earnings, less treasury stock plus any cumulative goodwill impairment charges. The calculation also excludes accumulated other comprehensive income/loss. The total debt-to-capital ratio is defined as total debt divided by the sum of total debt plus net worth. At December 31, 2011, International Paper’s net worth was $13.3 billion, and the total-debt-to-capital ratio was 43%.

The Company will continue to rely upon debt and capital markets for the majority of any necessary long-term funding not provided by operating cash flows. Funding decisions will be guided by our capital structure planning objectives. The primary goals of the Company’s capital structure planning are to maximize financial flexibility and preserve liquidity while reducing interest expense. The majority of International Paper’s debt is accessed through global public capital markets where we have a wide base of investors.

Maintaining an investment grade credit rating is an important element of International Paper’s financing strategy. At December 31, 2011, the Company held long-term credit ratings of BBB (stable outlook) and Baa3 (stable outlook) by S&P and Moody’s, respectively.

Contractual obligations for future payments under existing debt and lease commitments and purchase obligations at December 31, 2011, were as follows:

In millions	2012	2013	2014	2015	2016	Thereafter
Maturities of long-term debt (a)	$719	$168	$571	$455	$452	$7,543
Debt obligations with right of offset (b)	0	0	0	0	5,159	0
Lease obligations	160	129	103	86	63	146
Purchase obligations (c)	2,647	637	559	544	530	2,484
Total (d)	$3,526	$934	$1,233	$1,085	$6,204	$10,173

(a)	Total debt includes scheduled principal payments only.
(b)

Represents debt obligations borrowed from non-consolidated variable interest entities for which International Paper has, and intends to effect, a legal right to offset these obligations with investments held in the entities. Accordingly, in its consolidated balance sheet at December 31, 2011, International Paper has offset approximately $5.2 billion of interests in the entities against this $5.2 billion of debt obligations held by the entities (see Note 11 of the Notes to Consolidated Financial Statements in Item 8. Financial Statements and Supplementary Data).

(c)

Includes $3.8 billion relating to fiber supply agreements entered into at the time of the 2006 Transformation Plan forestland sales and in conjunction with the 2008 acquisition of Weyerhaeuser Company’s Containerboard, Packaging and Recycling business.

(d)	Not included in the above table due to the uncertainty as to the amount and timing of the payment are unrecognized tax benefits of approximately $271 million.

We consider the undistributed earnings of our foreign subsidiaries as of December 31, 2011, to be indefinitely reinvested and, accordingly, no U.S. income taxes have been provided thereon. As of December 31, 2011, the amount of cash associated with indefinitely reinvested foreign earnings was approximately $920 million. We do not anticipate the need to repatriate funds to the United States to satisfy domestic liquidity needs arising in the ordinary course of business, including liquidity needs associated with our domestic debt service requirements.

Pension Obligations and Funding

At December 31, 2011, the projected benefit obligation for the Company’s U.S. defined benefit plans determined under U.S. GAAP was approximately $2.4 billion higher than the fair value of plan assets. Approximately $2.0 billion of this amount relates to plans that are subject to minimum funding requirements. Under current IRS funding rules, the calculation of minimum funding requirements differs from the calculation of the present value of plan benefits

(the projected benefit obligation) for accounting purposes. In December 2008, the Worker, Retiree and Employer Recovery Act of 2008 (WERA) was passed by the U.S. Congress which provided for pension funding relief and technical corrections. Funding contributions depend on the funding method selected by the Company, and the timing of its implementation, as well as on actual demographic data and the targeted funding level. The Company continually reassesses the amount and timing of any discretionary contributions and elected to make voluntary contributions totaling $300 million and $1.15 billion for the years ended December 31, 2011 and 2010, respectively. At this time, we do not expect that the finalization of the funded status as of December 31, 2011 will require the Company to make cash contributions to its plans in 2012, although the Company may elect to make future voluntary contributions. The timing and amount of future contributions, which could be material, will depend on a number of factors, including the actual earnings and changes in values of plan assets and changes in interest rates.

Ilim Holding S.A. Shareholder’s Agreement

In October 2007, in connection with the formation of the Ilim Holding S.A. joint venture, International Paper entered into a shareholder’s agreement that includes provisions relating to the reconciliation of disputes among the partners. This agreement provides that at any time after the second anniversary of the formation of Ilim, either the Company or its partners may commence procedures specified under the deadlock provisions. Under certain circumstances, the Company would be required to purchase its partners’ 50% interest in Ilim. Any such transaction would be subject to review and approval by Russian and other relevant anti-trust authorities. Based on the provisions of the agreement, International Paper estimates that the current purchase price for its partners’ 50% interests would be approximately $1.0 billion to $1.05 billion, which could be satisfied by payment of cash or International Paper common stock, or some combination of the two, at the Company’s option. Any such purchase by International Paper would result in the consolidation of Ilim’s financial position and results of operations in all subsequent periods. The parties have informed each other that they have no current intention to commence procedures specified under the deadlock provision of the shareholders’ agreement, although they have the right to do so.

CRITICAL ACCOUNTING POLICIES AND SIGNIFICANT ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires International Paper to establish accounting policies and to make estimates that affect both the amounts and timing of the recording of assets, liabilities, revenues and expenses. Some of these estimates require judgments about matters that are inherently uncertain.

Accounting policies whose application may have a significant effect on the reported results of operations and financial position of International Paper, and that can require judgments by management that affect their application, include the accounting for contingencies, impairment or disposal of long-lived assets, goodwill and other intangible assets, pensions, postretirement benefits other than pensions, stock options and income taxes. The Company has discussed the selection of critical accounting policies and the effect of significant estimates with the Audit Committee of the Company’s Board of Directors.

Contingent Liabilities

Accruals for contingent liabilities, including legal and environmental matters, are recorded when it is probable that a liability has been incurred or an asset impaired and the amount of the loss can be reasonably estimated. Liabilities accrued for legal matters require judgments regarding projected outcomes and range of loss based on historical experience and recommendations of legal counsel. Liabilities for environmental matters require evaluations of relevant environmental regulations and estimates of future remediation alternatives and costs. International Paper determines these estimates after a detailed evaluation of each site.

Impairment of Long-Lived Assets and Goodwill

An impairment of a long-lived asset exists when the asset’s carrying amount exceeds its fair value, and is recorded when the carrying amount is not recoverable through cash flows from future operations. A goodwill impairment exists when the carrying amount of goodwill exceeds its fair value. Assessments of possible impairments of long-lived assets and goodwill are made when events or changes in circumstances indicate that the carrying value of the asset may not be recoverable through future operations. Additionally, testing for possible impairment of goodwill and intangible asset balances is required annually. The amount and timing of any impairment charges based on these assessments require the estimation of future cash flows and the fair market value of the related assets based on management’s best estimates of certain key factors, including future selling prices and volumes, operating, raw material, energy and freight costs, and various other projected operating economic factors. As these key factors change in future periods, the Company will update its impairment analyses to reflect its latest estimates and projections.

Under the provisions of Accounting Standards Codification (ASC) 350, “Intangibles – Goodwill and Other,” the testing of goodwill for possible impairment is a two-step process. In the first step, the fair value of the Company’s reporting units is compared with their carrying value, including goodwill. If fair value exceeds the carrying value, goodwill is not considered to be impaired. If the fair value of a reporting unit is below the carrying value, then step two is performed to measure the amount of the goodwill impairment loss for the reporting unit. This analysis requires the determination of the fair value of all of the individual assets and liabilities of the reporting unit, including any currently unrecognized intangible assets, as if the reporting unit had been purchased on the analysis date. Once these fair values have been determined, the implied fair value of the unit’s goodwill is calculated as the excess, if any, of the fair value of the reporting unit determined in step one over the fair value of the net assets determined in step two. The carrying value of goodwill is then reduced to this implied value, or to zero if the fair value of the assets exceeds the fair value of the reporting unit, through a goodwill impairment charge.

The impairment analysis requires a number of judgments by management. In calculating the estimated fair value of its reporting units in step one, the Company uses the projected future cash flows to be generated by each unit over the estimated remaining useful operating lives of the unit’s assets, discounted using the estimated cost-of-capital discount rate for each reporting unit. These calculations require many estimates, including discount rates, future growth rates, and cost and pricing trends for each reporting unit. Subsequent changes in economic and operating conditions can affect these assumptions and could result in additional interim testing and goodwill impairment charges in future periods. Upon completion, the resulting estimated fair values are then analyzed for reasonableness by comparing them to earnings multiples for historic industry business transactions, and by comparing the sum of the reporting unit fair values and other corporate assets and liabilities divided by diluted common shares outstanding to the Company’s market price per share on the analysis date.

No goodwill impairment charges were recorded in 2011, 2010 or 2009.

Pension and Postretirement Benefit Obligations

The charges recorded for pension and other postretirement benefit obligations are determined annually in conjunction with International Paper’s consulting actuary, and are dependent upon various assumptions including the expected long-term rate of return on plan assets, discount rates, projected future compensation increases, health care cost trend rates and mortality rates.

The calculations of pension and postretirement benefit obligations and expenses require decisions about a number of key assumptions that can significantly affect liability and expense amounts, including the expected long-term rate of return on plan assets, the discount rate used to calculate plan liabilities, the projected rate of future compensation increases and health care cost trend rates.

Benefit obligations and fair values of plan assets as of December 31, 2011, for International Paper’s pension and postretirement plans were as follows:

In millions	Benefit Obligation	Fair Value of Plan Assets
U.S. qualified pension	$10,197	$8,185
U.S. nonqualified pension	358	0
U.S. postretirement	425	0
Non-U.S. pension	183	155
Non-U.S. postretirement	23	0

The table below shows assumptions used by International Paper to calculate U.S. pension expenses for the years shown:

	2011	2010	2009
Discount rate	5.60%	5.80%	6.00%
Expected long-term return on plan assets	8.25%	8.25%	8.25%
Rate of compensation increase	3.75%	3.75%	3.75%

Additionally, health care cost trend rates used in the calculation of U.S. postretirement obligations for the years shown were:

	2011	2010
Health care cost trend rate assumed for next year	8.00%	8.50%
Rate that the cost trend rate gradually declines to	5.00%	5.00%
Year that the rate reaches the rate it is assumed to remain	2017	2017

International Paper determines these actuarial assumptions, after consultation with our actuaries, on December 31 of each year to calculate liability information as of that date and pension and postretirement expense for the following year. The expected long-term rate of return on plan assets is based on projected rates of return for current and planned asset classes in the plan’s investment portfolio. The discount rate assumption was determined based on a hypothetical settlement portfolio selected from a universe of high quality corporate bonds.

Increasing (decreasing) the expected long-term rate of return on U.S. plan assets by an additional 0.25% would decrease (increase) 2012 pension expense by approximately $21 million, while a (decrease) increase of 0.25% in the discount rate would (increase) decrease pension expense by approximately $27 million. The effect on net postretirement benefit cost from a 1% increase or decrease in the annual trend rate would be approximately $1 million.

Actual rates of return earned on U.S. pension plan assets for each of the last 10 years were:

Year	Return	Year	Return
2011	2.5%	2006	14.9%
2010	15.1%	2005	11.7%
2009	23.8%	2004	14.1%
2008	(23.6)%	2003	26.0%
2007	9.6%	2002	(6.7)%

The annualized time-weighted rate of return earned on U.S. pension plan assets was 4.1% and 7.7 for the past five and ten years, respectively. The following graph shows the growth of a $1,000 investment in International Paper’s U.S. Pension Plan Master Trust. The graph portrays the time-weighted rate of return from 2001 – 2011.

ASC 715, “Compensation – Retirement Benefits,” provides for delayed recognition of actuarial gains and losses, including amounts arising from changes in the estimated projected plan benefit obligation due to changes in the assumed discount rate, differences between the actual and expected return on plan assets, and other assumption changes. These net gains and losses are recognized in pension expense prospectively over a period that approximates the average remaining service period of active employees expected to receive benefits under the plans (approximately nine years) to the extent that they are not offset by gains and losses in subsequent years. The estimated net loss and prior service cost that will be amortized from accumulated other comprehensive income into net periodic pension cost for the U.S. pension plans over the next fiscal year are $303 million and $32 million, respectively.

Net periodic pension and postretirement plan expenses, calculated for all of International Paper’s plans, were as follows:

In millions	2011	2010	2009	2008	2007
Pension expense
U.S. plans (non-cash)	$195	$231	$213	$123	$210
Non-U.S. plans	1	0	3	4	5
Postretirement expense
U.S. plans	7	6	27	28	15
Non-U.S. plans	2	1	3	3	8
Net expense	$205	$238	$246	$158	$238

The decrease in 2011 U.S. pension expense principally reflects higher than expected asset returns in 2010, partially offset by a decrease in the assumed discount rate to 5.60% in 2011 from 5.80% in 2010.

Assuming that discount rates, expected long-term returns on plan assets and rates of future compensation increases remain the same as in 2011, projected future net periodic pension and postretirement plan expenses would be as follows:

In millions	2013 (1)	2012 (1)
Pension expense
U.S. plans (non-cash)	$402	$315
Non-U.S. plans	2	2
Postretirement expense
U.S. plans	2	(2)
Non-U.S. plans	1	1
Net expense	$407	$316

(1)	Based on assumptions at December 31, 2011.

The Company estimates that it will record net pension expense of approximately $315 million for its U.S. defined benefit plans in 2012, with the increase from expense of $195 million in 2011 reflecting decreased plan assets in 2012 as a result of lower than expected asset returns in 2011, benefit payments offset by a $300 million voluntary contribution in 2011, and a decrease in the assumed discount rate to 5.10% in 2012 from 5.60% in 2011. The post retirement plan was remeasured on January 31, 2012 due to a negative plan amendment which reduced our obligation by $43 million in the first quarter of 2012 and reduced the 2012 expected benefit cost by $11 million.

The market value of plan assets for International Paper’s U.S. qualified pension plan at December 31, 2011 totaled approximately $8.2 billion, consisting of approximately 43% equity securities, 34% debt securities, and 23% real estate and other assets. Plan assets include an immaterial amount of International Paper common stock.

The Company’s funding policy for its qualified pension plans is to contribute amounts sufficient to meet legal funding requirements, plus any additional amounts that the Company may determine to be appropriate considering the funded status of the plan, tax deductibility, the cash flows generated by the Company, and other factors. The Company continually reassesses the amount and timing of any discretionary contributions and could elect to make voluntary contributions in the future. The nonqualified defined benefit plans are funded to the extent of benefit payments, which totaled $19 million for the year ended December 31, 2011.

Accounting for Stock Options

International Paper follows ASC 718, “Compensation – Stock Compensation,” in accounting for stock options. Under this guidance, expense for stock options is recorded over the related service period based on the grant-date fair market value.

During each reporting period, diluted earnings per share is calculated by assuming that “in-the-money” options are exercised and the exercise proceeds are used to repurchase shares in the marketplace. When options are actually exercised, option proceeds are credited to equity and issued shares are included in the computation of earnings per common share, with no effect on reported earnings. Equity is also increased by the tax benefit that International Paper will receive in its tax return for income reported by the optionees in their individual tax returns.

At December 31, 2011 and 2010, 15.6 million options and 18.2 million options, respectively, were outstanding with exercise prices ranging from $32.54 to $43.12 per share for both 2011 and 2010.

Income Taxes

International Paper records its global tax provision based on the respective tax rules and regulations for the jurisdictions in which it operates. Where the Company believes that a tax position is supportable for income tax purposes, the item is included in its income tax returns. Where treatment of a position is uncertain, liabilities are recorded based upon the Company’s evaluation of the “more likely than not” outcome considering technical merits of the position based on specific tax regulations and facts of each matter. Changes to recorded liabilities are only made when an identifiable event occurs that changes the likely outcome, such as settlement with the relevant tax authority, the expiration of statutes of limitation for the subject tax year, change in tax laws, or a recent court case that addresses the matter.

Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Significant judgment is required in evaluating the need for and magnitude of appropriate valuation allowances against deferred tax assets. The realization of these assets is dependent on generating future taxable income, as well as successful implementation of various tax planning strategies.

While International Paper believes that these judgments and estimates are appropriate and reasonable under the circumstances, actual resolution of these matters may differ from recorded estimated amounts.

The Company’s effective income tax rates, before equity earnings and discontinued operations, were 21%, 27% and 39% for 2011, 2010 and 2009, respectively. These effective tax rates include the tax effects of certain special items that can significantly affect the effective income tax rate in a given year, but may not recur in subsequent years. Management believes that the effective tax rate computed after excluding these special items may provide a better estimate of the rate that might be expected in future years if no additional special items were to occur in those years. Excluding these special items, the effective income tax rate for 2011 was 32% of pre-tax earnings compared with 30% in 2010 and 30% in 2009. We estimate that the 2012 effective income tax rate will be approximately 33-35% based on expected earnings and business conditions.

RECENT ACCOUNTING DEVELOPMENTS

There were no new accounting pronouncements issued or effective during the fiscal year which have had or are expected to have a material impact on the Company’s consolidated financial statements. See Note 1 of the Notes to Consolidated Financial Statements in Item 8. Financial Statements and Supplementary Data for a discussion of new accounting pronouncements.

LEGAL PROCEEDINGS

International Paper has been named as a potentially responsible party in environmental remediation actions under various federal and state laws, including the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA). Most of these proceedings involve the cleanup of hazardous substances at large commercial landfills that received waste from many different sources. While joint and several liability is authorized under CERCLA and equivalent state laws, as a practical matter, liability for CERCLA cleanups is typically allocated among the many potential responsible parties. Based upon previous experience with respect to the cleanup of hazardous substances using presently available information, International Paper believes that its liability is not likely to be significant at 47 such sites, and that its liability at each of the 44 other sites is likely to be significant but not material to International Paper’s consolidated financial statements. Remedial costs are recorded in the financial statements when they become probable and reasonably estimable. International Paper believes that the probable liability associated with these 91 matters is approximately $98 million in the aggregate.

One of the 91 matters described above includes a closed wood treating facility located in Cass Lake, Minnesota. During 2009, in connection with an environmental site remediation action under CERCLA, International Paper submitted to the EPA a site remediation feasibility study. In June 2011, the EPA selected and published a proposed soil remedy at the site with an estimated cost of $46 million. As a result, the Company has adjusted the overall remediation reserve for the site to $51 million to address this recent selection of an alternative for the soil remediation component of the overall site remedy. In October 2011, the EPA released a public statement indicating that the final soil remedy decision would be delayed. In the unlikely event that the EPA changes its proposed soil remedy and approves instead a more expensive clean-up alternative, the remediation costs could be material, and significantly higher than amounts currently recorded.

In addition to the above 91 matters, other remediation costs, typically associated with the cleanup of hazardous substances at the Company’s current, closed or formerly-owned facilities, and recorded as liabilities in the balance sheet, totaled approximately $47 million. Other than as described below, completion of required remedial actions is not expected to have a material adverse effect on our consolidated financial statements.

The Company is a potentially responsible party with respect to the Allied Paper, Inc./Portage Creek/Kalamazoo River Superfund Site (Kalamazoo River Superfund Site) in Michigan. The EPA asserts that the site is contaminated primarily by PCBs as a result of discharges from various paper mills located along the river, including a paper mill formerly owned by St. Regis. The Company is a successor in interest to St. Regis. International Paper has not received any orders from the EPA with respect to the site and is in the process of collecting information from the EPA and other parties relative to the Kalamazoo River Superfund Site to evaluate the extent of its liability, if any, with respect to the site. Accordingly, it is premature to estimate a loss or range of loss with respect to this site.

Also in connection with the Kalamazoo River Superfund Site, the Company was named as a defendant by Georgia Pacific Consumers Products LP, Fort James Corporation and Georgia Pacific LLC in a contribution and cost recovery action for alleged pollution at the Kalamazoo River Superfund Site. The suit seeks contribution under CERCLA for $79 million in costs purportedly expended to date by plaintiffs, and for future remediation costs. The suit alleges that a mill, during the time it was allegedly owned and operated by St. Regis, discharged PCB contaminated solids and paper residuals resulting from paper de-inking and recycling. Also named as defendants in the suit are NCR Corporation and Weyerhaeuser Company. In mid-2011, the suit was transferred from the District Court for the Eastern District of Wisconsin to the District Court for the Western District of Michigan. The Company is involved in the early phases of discovery and believes it is premature to predict the outcome or to estimate the amount or range of loss, if any, which may be incurred.

International Paper and McGinnis Industrial Maintenance Corporation, a subsidiary of Waste Management, Inc., are potentially responsible parties at the San Jacinto River Superfund Site in Harris County, Texas, and have been actively participating in investigation and remediation activities at this Superfund Site.

In December, 2011, Harris County, Texas filed a suit against the Company in Harris County District Court seeking civil penalties with regard to the alleged discharge of dioxin into the San Jacinto River since 1965 from the San Jacinto River Superfund Site. Also named as defendants in this action are McGinnis Industrial Maintenance Corporation, Waste Management, Inc. and Waste Management of Texas, Inc. Harris County is seeking civil penalties pursuant to the Texas Water Code, which provides for the imposition of civil penalties between $50 and $25,000 per day.

On April 8, 2011, the United States District Court for the Northern District of Illinois denied motions by the Company and eight other U.S. and Canadian containerboard producers to dismiss a lawsuit alleging that these producers violated the Sherman Act by conspiring to limit the supply and fix the prices of containerboard from mid-2005 to the present. Plaintiffs in the lawsuit seek certification of a nationwide class of direct purchasers of containerboard products, treble damages, and costs, including attorneys’ fees. In January 2011, the Company was named as a defendant in a lawsuit filed in state court in Cocke County, Tennessee alleging that the Company and other containerboard producers violated Tennessee law by conspiring to limit the supply and fix the prices of containerboard from mid-2005 to the present. Plaintiffs in the lawsuit seek certification of a class of Tennessee indirect purchasers of containerboard products, damages, and costs, including attorneys’ fees. The Company believes the allegations in both lawsuits are without merit, but both lawsuits are in preliminary stages and the costs and other effects of pending litigation cannot be reasonably estimated. Although we believe the outcome of these lawsuits will not have a material adverse effect on our business or consolidated financial statements, there can be no assurance that the outcome of any lawsuit or claim will be as expected.

The Company is currently the beneficiary of a Value Added Tax (VAT) incentive issued by the Brazilian state of Mato Grosso do Sul. On August 8, 2011, the Brazilian Supreme Court officially issued a decision judging unconstitutional several VAT incentive programs that were enacted without the approval of the Confederation of State VAT Authorities. At this time, it does not appear that the Company’s incentive is affected by the decision. The cumulative benefit recorded by the Company through December 31, 2011 was $45 million.

Other Legal Matters

The Company is involved in various other inquiries, administrative proceedings and litigation relating to environmental and safety matters, contracts, sales of property, intellectual property, personal injury, labor and employment and other matters, some of which allege substantial monetary damages. While any proceeding or litigation has the element of uncertainty, the Company believes that the outcome of any of the lawsuits or claims that are pending or threatened or all of them combined (other than those that cannot be assessed due to their preliminary nature) will not have a material adverse effect on its consolidated financial statements.

EFFECT OF INFLATION

While inflationary increases in certain input costs, such as energy, wood fiber and chemical costs, have an impact on the Company’s operating results, changes in general inflation have had minimal impact on our operating results in each of the last three years. Sales prices and volumes are more strongly influenced by economic supply and demand factors in specific markets and by exchange rate fluctuations than by inflationary factors.

FOREIGN CURRENCY EFFECTS

International Paper has operations in a number of countries. Its operations in those countries also export to, and compete with, imports from other regions. As such, currency movements can have a number of direct and indirect impacts on the Company’s financial statements. Direct impacts include the translation of international operations’ local currency financial statements into U.S. dollars. Indirect impacts include the change in competitiveness of imports into, and exports out of, the United States (and the impact on local currency pricing of products that are traded internationally). In general, a lower U.S. dollar and stronger local currency is beneficial to International Paper. The currencies that have the most impact are the Euro, the Brazilian real, the Polish zloty and the Russian ruble.

MARKET RISK

We use financial instruments, including fixed and variable rate debt, to finance operations, for capital spending programs and for general corporate purposes. Additionally, financial instruments, including various derivative contracts, are used to hedge exposures to interest rate, commodity and foreign currency risks. We do not use financial instruments for trading purposes. Information related to International Paper’s debt obligations is included in Note 12 of the Notes to Consolidated Financial Statements in Item 8. Financial Statements and Supplementary Data. A discussion of derivatives and hedging activities is included in Note 13 of the Notes to Consolidated Financial Statements in Item 8. Financial Statements and Supplementary Data.

The fair value of our debt and financial instruments varies due to changes in market interest and foreign currency rates and commodity prices since the inception of the related instruments. We assess this market risk utilizing a sensitivity analysis. The sensitivity analysis measures the potential loss in earnings, fair values and cash flows based on a hypothetical 10% change (increase and decrease) in interest and currency rates and commodity prices.

Interest Rate Risk

Our exposure to market risk for changes in interest rates relates primarily to short- and long-term debt obligations and investments in marketable securities. We invest in investment-grade securities of financial institutions and money market mutual funds with a minimum rating of AAA and limit exposure to any one issuer or fund. Our investments in marketable securities at December 31, 2011 and 2010 are stated at cost, which approximates market due to their short-term nature. Our interest rate risk exposure related to these investments was not material.

We issue fixed and floating rate debt in a proportion consistent with International Paper’s targeted capital structure, while at the same time taking advantage of market opportunities to reduce interest expense as appropriate. Derivative instruments, such as interest rate swaps, may be used to implement this capital structure. At December 31, 2011 and 2010, the net fair value liability of financial instruments with exposure to interest rate risk was approximately $10.5 billion and $8.5 billion, respectively. The potential loss in fair value resulting from a 10% adverse shift in quoted interest rates would have been approximately $505 million and $373 million at December 31, 2011 and 2010, respectively.

Commodity Price Risk

The objective of our commodity exposure management is to minimize volatility in earnings due to large fluctuations in the price of commodities. Commodity swap and option contracts have been used to manage risks associated with market fluctuations in energy prices. The net fair value liability of such outstanding energy hedge contracts at December 31, 2011 and 2010 was approximately $10 million and $29 million, respectively. The potential loss in fair value resulting from a 10% adverse change in the underlying commodity prices would have been approximately $2 million and $7 million at December 31, 2011 and 2010, respectively.

Foreign Currency Risk

International Paper transacts business in many currencies and is also subject to currency exchange rate risk through investments and businesses owned and operated in foreign countries. Our objective in managing the associated foreign currency risks is to minimize the effect of adverse exchange rate fluctuations on our after-tax cash flows. We address these risks on a limited basis by financing a portion of our investments in overseas operations with borrowings denominated in the same currency as the operation’s functional currency, or by entering into cross-currency and interest rate swaps, or foreign exchange contracts. At December 31, 2011 and 2010, the net fair value of financial instruments with exposure to foreign currency risk was approximately a $52 million liability and a $13 million asset, respectively. The potential loss in fair value for such financial instruments from a 10% adverse change in quoted foreign currency exchange rates would have been approximately $59 million and $37 million at December 31, 2011 and 2010, respectively.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

See the preceding discussion and Note 13 of the Notes to Consolidated Financial Statements in Item 8. Financial Statements and Supplementary Data.